                                                                    EXHIBIT 2.4
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                          PURCHASE AND SALE AGREEMENT



                                  BY AND AMONG



                             AMERICA ONLINE, INC.,



                            ANS COMMUNICATIONS, INC.

                                      AND

                                 WORLDCOM, INC.




                                  DATED AS OF



                               SEPTEMBER 7, 1997


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

                               TABLE OF CONTENTS


ARTICLE I THE PURCHASE AND SALE..............................................  2

 1.1 Purchase and Sale.......................................................  2
 1.2 The Closing.............................................................  2
 1.3 Exchange of Consideration...............................................  2
 1.4 Delayed Assets and Liabilities..........................................  3
 1.5 CompuServe Transitional Matters.........................................  4
 1.6 ANS Transitional Matters................................................  7
 1.7 Employee Severance Obligations..........................................  9
 1.8 Allocation of Consideration.............................................  9
 1.9 Treatment of ANS and AOL Options........................................ 10
 1.10 Treatment of CompuServe Options........................................ 11
 1.11 Treatment of CompuServe Options........................................ 11

ARTICLE II ASSET TRANSFER; SETTLEMENT OF INTERCOMPANY ACCOUNTS............... 11

 2.1 Transfer of Assets...................................................... 11
 2.2 Intercompany Accounts................................................... 12
 2.3 Release of Claims....................................................... 12

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING AOL AND ANS............. 13

 3.1 Organization, Existence and Good Standing............................... 13
 3.2 ANS Capital Stock Ownership of ANS Entities; Investments................ 13
 3.3 Ownership of ANS Entities' Capital Stock; Investments................... 13
 3.4 Power and Authority; Non-Contravention; Filings and Consents............ 14
 3.5 Financial Information................................................... 15
 3.6 Subsequent Events....................................................... 16
 3.7 Legal Proceedings....................................................... 17
 3.8 Contracts............................................................... 17
 3.9 Accounts Receivable..................................................... 19
 3.10 Taxes.................................................................. 19
 3.11 Employee Benefit Plans; Employment Matters............................. 20
 3.12 Compliance with Laws; Permits.......................................... 22
 3.13 Patents, Trademarks, Etc............................................... 23
 3.14 No Assets Held by AOL or AOL Entities.................................. 24
 3.15 Labor Matters.......................................................... 24
 3.16 Insurance.............................................................. 24
 3.17 Commissions and Fees................................................... 25
 3.18 Real Property.......................................................... 25

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING WORLDCOM................. 25

 4.1 Organization, Existence and Good Standing............................... 25
 4.2 Power and Authority; Non-Contravention; Filings and Consents............ 25

 4.3 Legal Proceedings...................................................... 26
 4.4 No Vote Required....................................................... 27
 4.5 Investment Representation.............................................. 27
 4.6  CompuServe Agreement.................................................. 27
 4.7 Title to CompuServe Assets............................................. 27
 4.8 Representations Relating to CompuServe Assets.]........................ 27
 4.9 CompuServe Power and Authority; Non-Contravention; Filing and
     Consents............................................................... 27

ARTICLE V COVENANTS......................................................... 28

 5.1 Interim Conduct of ANS and each ANS Entity and the ANS Network
     Services Business...................................................... 28
 5.2 Indemnification........................................................ 31
 5.3 No Contribution........................................................ 35
 5.4 Access to Information.................................................. 35
 5.5 Confidentiality........................................................ 35
 5.6 HSR Act Compliance, Etc................................................ 36
 5.7 Public Disclosures..................................................... 36
 5.8 Resignation of Directors and Officers.................................. 36
 5.9 Notification of Certain Matters........................................ 36
 5.10 No Solicitation....................................................... 37
 5.11 Other Actions......................................................... 38
 5.12 Cooperation........................................................... 38
 5.13 ANS and ANS Network Services Business Employees....................... 38
 5.14 ANS Name.............................................................. 39
 5.15 CompuServe Name....................................................... 39
 5.16 Noncompetition and Nonsolicitation Agreement.......................... 40
 5.17 Key-Employee Nondisclosure and Nonsolicitation Agreements............. 40
 5.18 Board Seat............................................................ 40
 5.19 Services Agreements................................................... 40
 5.20 Status of Title to the CompuServe Assets.............................. 40
 5.21 Delivery of ANS Shares................................................ 40
 5.22 Consummation of Merger................................................ 40
 5.23 Covenants Relating to CompuServe Online Services Business............. 40
 5.24 Exercise of Option; Negotiation Period................................ 41

ARTICLE VI TAX MATTERS...................................................... 41

 6.1 Section 338 Election................................................... 41
 6.2 Tax Indemnification.................................................... 43
 6.3 Tax Related Adjustments................................................ 47
 6.4 Transfer Taxes......................................................... 49

ARTICLE VII CONDITIONS TO CLOSING........................................... 49

 7.1 Mutual Conditions...................................................... 49
 7.2 Conditions to Obligations of WorldCom.................................. 49
 7.3 Conditions to Obligations of AOL and ANS............................... 51

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.............................. 52

 8.1 Termination............................................................ 52
 8.2 Effect of Termination.................................................. 53
 8.3 Amendment.............................................................. 53
 8.4 Waiver................................................................. 53
 8.5 Expenses............................................................... 53

ARTICLE IX MISCELLANEOUS.................................................... 54

 9.1 Representations and Warranties; Survival............................... 54
 9.2 Notices................................................................ 54
 9.3 Governing Law and Dispute Resolution................................... 55
 9.4 Specific Performance................................................... 56
 9.5 Severability........................................................... 56
 9.6 Financial Information.................................................. 56
 9.7 Captions............................................................... 56
 9.8 Entire Agreement....................................................... 56
 9.9 Counterparts........................................................... 56
 9.10 Binding Effect; Assignability......................................... 57
 9.11 No Rule of Construction............................................... 57
 9.12 Schedules............................................................. 57

ARTICLE X DEFINITIONS....................................................... 57

                                    EXHIBITS


EXHIBIT A        FORM OF BILL OF SALE
EXHIBIT B        FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C        COST ALLOCATION AND INTER-COMPANY SERVICE ARRANGEMENTS
EXHIBIT D        AGREEMENT TO FORM BUSINESS ENTITY
EXHIBIT E        NONCOMPETITION AND NONSOLICITATION AGREEMENT
EXHIBIT F        KEY EMPLOYEE AGREEMENTS
EXHIBIT G        TRANSITION SERVICES AGREEMENT
EXHIBIT H        NETWORK SERVICES AGREEMENT 1
EXHIBIT I        NETWORK SERVICES AGREEMENT 2


                            SCHEDULES OF ANS AND AOL

Schedule 1.6     Retention Bonuses
Schedule 1.7(a)  Severance Arrangements
Schedule 1.9     Options Convertible into Securities of ANS
Schedule 2.1     Transfer of Assets
Schedule 2.2     Intercompany Accounts As of June 30, 1997
Schedule 2.3(a)  Release Of  Claims  (Release By AOL)
Schedule 2.3(b)  Release Of Claims (Release By WorldCom)
Schedule 3.2(a)  Issued Capital Stock
Schedule 3.2(b)  Liens And Encumbrances On ANS Stock
Schedule 3.2(c)  Outstanding Options And Warrants
Schedule 3.3(a)  Ownership Of ANS Entities' Stock
Schedule 3.3(b)  Capital Stock Of Other Entities
Schedule 3.4(a)  Consents And Waivers
Schedule 3.5     ANS Financial Statements
Schedule 3.6     Subsequent Events
Schedule 3.7     Legal Proceedings
Schedule 3.8(a)  Contracts (General)
Schedule 3.8(b)  Contracts (Certain Terms)
Schedule 3.8(c)  Contracts (International Distributors)
Schedule 3.8(d)  Agreements with Ten Largest Customers (Excluding AOL)
Schedule 3.8(e)  Contracts (Government Contracts)
Schedule 3.8(f)  Contracts (Consents)
Schedule 3.10    Tax Disclosure (General)
Schedule 3.10(g) Tax Disclosure (Tax Sharing Agreements)
Schedule 3.11(a) Employee Benefit Plans
Schedule 3.11(b) Unions; Effects Of Agreement
Schedule 3.12    Compliance With Laws; Permits
Schedule 3.13    Patents, Trademarks, Etc.
Schedule 3.14    Certain Rights Held By AOL Entities
Schedule 3.18    Real Estate
Schedule 5.1(d)  Interim Conduct -- Specified Contracts
Schedule 5.1(e)  Interim Conduct -- Employees
Schedule 5.1(h)  Interim Conduct -- Material Transactions
Schedule 5.1(l)  Interim Conduct -- Related Party Transactions
Schedule 5.13    Interim Conduct -- ANS Employment Matters
Schedule 7.3(f)  Lease Guarantees
Schedule 10.1    ANS Excluded Assets

Schedule 10.2    ANS Network Assets
Schedule 10.5    CompuServe Excluded Assets
Schedule 10.6    Excluded Liabilities

                             SCHEDULES OF WORLDCOM

Schedule 4.3     Legal Proceedings
Schedule 10.3(b) Pro Forma CompuServe Balance Sheet
Schedule 10.4    CompuServe Liabilities

                          PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 7th day of September, 1997, by and among AMERICA ONLINE, INC., a Delaware corporation ("AOL"), ANS COMMUNICATIONS, INC., a Delaware corporation and a wholly-owned subsidiary of AOL ("ANS"), and WORLDCOM, INC., a Georgia corporation ("WorldCom"). ANS and AOL are sometimes referred to herein as the "Selling Entities." All capitalized terms used in this Agreement and not defined in the text hereof have the meanings set forth in Article X.

                              W I T N E S S E T H:

          WHEREAS, WorldCom is a party to an Agreement and Plan of Merger (the "CompuServe Agreement") of even date herewith, pursuant to which it has agreed to acquire CompuServe Corporation, a Delaware corporation ("CompuServe"), through a merger (the "Merger") with WorldCom Acquisition Company, L.L.C. ("WAC"), which is wholly owned by WorldCom;

          WHEREAS, AOL is the record and beneficial owner of all of the issued and outstanding common shares, par value $.01 per share, and preferred shares, par value $.01 per share, of ANS (the "ANS Shares");

          WHEREAS, the Boards of Directors of AOL, ANS and WorldCom each have determined that it is in the best interests of their respective stockholders that they enter into this Agreement, which provides for the acquisition by WorldCom from AOL of all of the ANS Shares (the "ANS Transfer") and the acquisition by AOL from CompuServe Incorporated, an Ohio corporation which is a wholly-owned subsidiary of CompuServe ("CompuServe-Ohio"), of all the right, title and interest of CompuServe and CompuServe-Ohio in and to the CompuServe Assets and the CompuServe Online Services Business (the "CompuServe Transfer"), and have authorized their respective officers to execute and deliver this Agreement on their behalf;

     WHEREAS, the Board of Directors of AOL has determined it to be in the best interests of its stockholders to sell the ANS Shares to WorldCom, to acquire the CompuServe Assets and the CompuServe Online Services Business and to enter into the other transactions contemplated hereby, and has adopted resolutions approving such matters;

     WHEREAS, the Board of Directors of WorldCom has determined it to be in the best interests of its shareholders to cause CompuServe to transfer the CompuServe Assets and the CompuServe Online Services Business to AOL, immediately following the acquisition of CompuServe by WorldCom, and has adopted a resolution approving such transfers; and

     WHEREAS, AOL, ANS and WorldCom desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof;

     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                             THE PURCHASE AND SALE

     1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.2):

     (a) AOL shall sell and deliver to WorldCom, or, if so directed by WorldCom, to CompuServe, the ANS Shares free and clear of all Liens or Other Encumbrances; and

     (b) in exchange for the ANS Shares, WorldCom shall (i) deliver or cause CompuServe to deliver the Cash Consideration described in Section 1.3(b)(i) to AOL and (ii) cause CompuServe-Ohio to transfer to AOL or its designee or designees the CompuServe Assets and CompuServe Online Services Business (subject to the CompuServe Liabilities), which AOL or such designee(s) shall accept and assume.

The exchange of consideration described in this Section (collectively, the "Purchase and Sale"), shall take place as more particularly described in Section 1.3.

     1.2 The Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Purchase and Sale (the "Closing") shall take place immediately following the closing of the Merger at the offices of Bryan Cave LLP in Washington, D.C., at 10:00 a.m., local time, or at such other time and place as the parties hereto may agree. The day on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall be effective at the same time as the Effective Time referred to in the CompuServe Agreement (which effective time under this Agreement is referred to herein as the "Effective Time").

     1.3  Exchange of Consideration.

     (a) At the Closing, AOL shall deliver to WorldCom, or, if so directed by WorldCom, to CompuServe, a certificate or certificates representing all of the outstanding ANS Shares, duly endorsed or accompanied by a stock assignment separate from certificates which shall have been duly executed in blank.

     (b) In exchange for the transfer of the ANS Shares as provided herein:

         (i) The following shall apply as to the cash consideration (the "Cash Consideration"): WorldCom shall deliver or cause CompuServe to deliver to AOL and/or its designee or designees One Hundred Seventy-Five Million Dollars ($175,000,000) by wire transfer of immediately available funds at the Closing, to an account or accounts designated at least two Business

     Days prior to the Closing Date by AOL by written notice to WorldCom, subject to the following adjustments: (A) the adjustment with respect to the AOL Unvested Stock Options as provided in Section 1.9(a), (B) the adjustment with respect to the WorldCom (ANS) Stock Options as provided in
     Section 1.9(b), (C) an adjustment in favor of AOL in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000), representing a reimbursement of expenses incurred by AOL in connection with discussions, negotiations and other actions concerning the previously-contemplated transaction with CompuServe, and (D) an adjustment in favor of WorldCom in the amount of Five Million Dollars ($5,000,000) relating to amounts to be paid to certain employees of ANS as provided in Section 1.6(a), plus customary additional employer direct costs incurred by ANS resulting from such payments to employees such as the employer portion of FICA payments (but not including withholding taxes);

          (ii) WorldCom shall cause CompuServe, CompuServe-Ohio and other appropriate CompuServe Entities to execute and deliver to AOL and/or its designee or designees at the Closing a bill or bills of sale in substantially the form attached hereto as Exhibit A (the "Bill of Sale") and other appropriate instruments of transfer, pursuant to which CompuServe shall sell, convey, assign and deliver to AOL and/or its designee or designees all right, title and interest of CompuServe, CompuServe-Ohio and other appropriate CompuServe Entities in and to the CompuServe Assets; and

          (iii) WorldCom shall, and shall cause CompuServe, CompuServe-Ohio and the other appropriate CompuServe Entities to, execute and deliver to AOL and/or its designee or designees at the Closing, and AOL shall execute and deliver to CompuServe, the appropriate CompuServe Entities and WorldCom at the Closing, the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement").

     1.4  Delayed Assets and Liabilities.

     (a) WorldCom shall use all reasonable efforts to secure all necessary consents and approvals in order to transfer all of the CompuServe Assets on the Closing Date as provided herein. However, to the extent that any such required consent or waiver with respect to the transfer of a contract or other instrument or obligation included in the CompuServe Assets has not been obtained on or prior to the Closing Date, such contract or other instrument or obligation (a "Delayed Asset") shall not be transferred hereunder if so determined by WorldCom, and any related liability that constitutes a CompuServe Liability (a "Delayed Liability"), shall not be assumed hereunder by AOL other than to the extent provided herein unless and until such required consent or waiver has been obtained. WorldCom shall advise AOL in writing, not later than the second Business Day prior to the scheduled Closing Date, of any CompuServe Assets which it anticipates will be Delayed Assets, and shall identify any related Delayed Liabilities.

     (b) If there are any Delayed Assets, WorldCom will, and will cause CompuServe and the CompuServe Entities to, use all reasonable efforts to provide

AOL with the intended benefits under or of any such Delayed Asset, and (to the extent that AOL is so provided with the benefits thereof), AOL shall assume, pay and perform any corresponding Delayed Liabilities.

     (c) Following the Closing, the parties shall cooperate in good faith in order to secure any necessary consents or waivers for the transfer of any Delayed Assets and Delayed Liabilities, or to enter into other arrangements which will reflect as nearly as possible the respective benefits and obligations that would have been in effect had the Delayed Assets and Delayed Liabilities been transferred and assumed on the Closing Date. Any out-of-pocket expenses reasonably incurred by the parties in taking the actions referred to in this paragraph (c) shall be paid by WorldCom. At such time and on each occasion after the Closing Date that a required consent or waiver shall be obtained with respect to a Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to AOL, and all related Delayed Liabilities shall be simultaneously assumed by AOL hereunder, whereupon (i) such Delayed Asset shall constitute for all purposes a CompuServe Asset acquired hereunder and (ii) such Delayed Liabilities shall constitute for all purposes CompuServe Liabilities assumed hereunder. Prior to any such transfer of Delayed Assets, WorldCom shall use all reasonable efforts to preserve and maintain the value of such Delayed Assets in all material respects, and shall pay all liabilities which become due in respect of such Delayed Assets prior to the transfer thereof to AOL or its designee(s).

     (d) On the earliest to occur of (i) one year following the Closing Date,
(ii) the date on which a Delayed Asset or Delayed Liability is transferred hereunder and (iii) the time when the parties shall conclude that any Delayed Asset or Delayed Liability will not be transferred for any reason, then WorldCom shall, or shall cause a WorldCom Entity to, pay to AOL or its designee an amount sufficient to compensate it for the loss incurred by it (net of the benefit resulting from discharge of its obligation in respect of the related Delayed Liability) resulting from such failure to transfer such Delayed Asset and Delayed Liability, including interest on the amount of such loss from the Closing Date to the date of payment, compounded daily, at the prime or base rate of interest announced from time to time by NationsBank of Texas, N.A. For purposes of this paragraph (d), the loss incurred by AOL or its designee shall be deemed to be the excess, if any, of the value of the CompuServe Assets and the CompuServe Online Services Business as of the Closing Date (after taking into account the assumption of the CompuServe Liabilities) over the value of the assets and rights actually transferred to AOL or its designee or designees hereunder (after taking into account the CompuServe Excluded Assets). The determination of such value shall take into account any decrease in the overall value of the CompuServe Assets and the CompuServe Online Services Business which may result from the absence of or delay in delivering such Delayed Assets, but shall not otherwise take into account any indirect or consequential damages. Such payment by WorldCom or a WorldCom Entity shall constitute the sole remedy of AOL and its designees in respect of the delay in delivery or failure to deliver the applicable Delayed Assets.

     1.5 CompuServe Transitional Matters. In connection with, and in order to facilitate the implementation of, the CompuServe Transfer, the following transitional arrangements, requirements and adjustments shall be applicable (for purposes of this Section 1.5, the term "CompuServe Online Services Business" for the period of time prior to the Effective Time shall mean the business referred to in Exhibit C hereto as "CSI"):

          (a) Employees.  All employees of CompuServe-Ohio and other CompuServe
              ----------
Entities who are employed as such immediately prior to the Effective Time and whose respective primary responsibilities are any of the following shall be employed or offered employment, immediately after the Effective Time, by AOL or its designee or designees: (i) general management of the CompuServe Online Services Business, (ii) supporting and operating the CompuServe Online Service Business and/or CompuServe's Sprynet business ("Sprynet") including but not limited to content creation and hosting, (iii) general and administrative duties in MIS, operations and billing, (iv) duties in other departments headed by the Vice President, Technical Operations (except those primarily supporting the electronic tax filing and rapid refund line of business), or (v) other general and administrative duties relating to the provision of finance, administration and legal support primarily to the CompuServe Online Services Business and/or Sprynet. Employees whose primary responsibilities relate substantially equally to the CompuServe Online Service Business and/or Sprynet, on the one hand, and other CompuServe business activities, including but not limited to network services but excluding Sprynet, on the other hand, shall be allocated employee-by-employee substantially equally between AOL and/or its designee or designees, on the one hand, and CompuServe and/or any one or more of the CompuServe Entities, on the other hand, in accordance with the process set forth in the immediately following subsection (c).

          (b) Allocation of Facilities and Other Assets.  CompuServe-Ohio shall
              ------------------------------------------
transfer, or cause to be transferred by CompuServe or appropriate other CompuServe Entities, to AOL and/or its designee or designees subject to Section 1.4, all as provided in Sections 1.3(b)(ii) and (iii), subject to related CompuServe Liabilities, the Assets (which shall constitute CompuServe Assets) identified in paragraphs 2, 3, 6 and 7 of that part of the memorandum attached hereto as Exhibit C captioned "Cost Allocation and Inter-Company Service Arrangements - CSI" and in Attachments 1 and 2 thereto. Without limiting the generality of the foregoing, such allocation of assets shall include the allocation of rights under and with respect to leases of real estate and/or tangible assets and interests in such leased real property and tangible assets.

          (c) Allocation Process.  In making the allocations provided for in the
              -------------------
immediately preceding paragraphs (a) and (b), each of AOL and WorldCom shall have equal access to the CompuServe employees and Assets who and which are the subjects of such allocations, including rights to conduct audits. If any disagreement arises as to the allocation of any employee or Assets which cannot be resolved by agreement within 10 days after either party gives notice to the other that it disagrees with a proposed allocation, the dispute shall be submitted to final and binding arbitration in accordance with the provisions of this Section 1.5 and the Commercial Rules of the American Arbitration Association before an arbitrator mutually satisfactory to AOL and WorldCom selected by them within an additional 10 days after the giving of such notice or, if they shall not agree on such selection, selected by an Arbiter chosen under the procedures specified in paragraph (d)(ii) below. The decision of such arbitrator shall be final and binding.

          (d) CompuServe Net Working Capital and Cash; Long-Term Liabilities.
              ---------------------------------------------------------------

              (i) Within 30 days after the Closing Date, AOL shall prepare and deliver to WorldCom a consolidated balance sheet (the "COLS Closing Date Balance Sheet") of the CompuServe Online Services Business, as transferred to AOL or its designee(s) on the Closing Date, including the CompuServe Assets and the CompuServe Liabilities, prepared on a basis consistent with the pro forma balance sheet which is attached hereto as Attachment 1 to Exhibit C (the "Pro Forma Balance Sheet"), which shall show, among other things, net current assets and net current liabilities after taking into account all transfers made on the Closing Date as contemplated by this Agreement. AOL shall confer with WorldCom with respect to the preparation of the COLS Closing Date Balance Sheet, and WorldCom shall have the right to review all work papers and supporting documentation.

              (ii) If WorldCom disputes the COLS Closing Date Balance Sheet delivered by AOL, WorldCom shall deliver a "Notice of Dispute" to AOL not more than thirty (30) days after the date WorldCom receives the COLS Closing Date Balance Sheet. Upon receipt of a Notice of Dispute, AOL shall promptly consult with WorldCom with respect to its specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by AOL and WorldCom within ten (10) days after AOL receives the Notice of Dispute, AOL and WorldCom shall refer the dispute to the Arbiter hereinafter referred to who shall serve as an arbitrator to finally determine, as soon as practicable, all points of disagreement with respect to the COLS Closing Date Balance Sheet. The Arbiter shall be a partner in the New York office of Price Waterhouse chosen by mutual agreement of the parties; provided that, if Price Waterhouse shall, at the time, be serving as the independent public accountants of either WorldCom or AOL or shall otherwise have a material relationship with either of them, then the Arbiter shall be a partner at the New York office of KPMG Peat Marwick chosen by mutual agreement of the parties and if KPMG Peat Marwick shall have such a material relationship, a partner at another accounting firm mutually satisfactory to WorldCom and AOL. The Arbiter shall apply the terms of this Section and shall conduct the arbitration in New York City at a location or locations to be determined by the Arbiter under such procedures as the parties may agree or, failing such agreement, under the Commercial Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Arbiter incurred in connection with the arbitration of the COLS Closing Date Balance Sheet shall be allocated between the parties by the Arbiter in proportion to the extent either party did not prevail on items in dispute in the COLS Closing Date Balance Sheet, provided that such fees and expenses shall not include, as long as a party complies in all material respects with the procedures of this Section, the other party's outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding with respect to the COLS Closing Date Balance Sheet and the allocation of arbitration fees and expenses.

              (iii) In the event that, as of the Closing Date, (x) the CompuServe Online Services Business shall have working capital, calculated as the excess, if any, of total current assets less total current liabilities, as shown on the COLS Closing Date Balance Sheet prepared on a basis consistent therewith ("Net Working Capital"), which is less than Five Million Dollars ($5,000,000) and/or (y) the CompuServe Online Service Business shall have actual cash on hand in an amount which is less than Fifteen Million Dollars ($15,000,000), as reflected on the COLS Closing Date Balance Sheet so prepared, then WorldCom or CompuServe shall pay to AOL an amount equal to such shortfall in Net Working Capital or cash on hand, as the case may be, if there shall be only one of such requirements which shall not have been met, or the greater of the two shortfalls if both of such requirements shall not have been met, by wire transfer of immediately available funds not more than three Business Days after the final determination thereof. If both such requirements shall have been met, neither WorldCom nor CompuServe shall be required to make any such payment to AOL, and in any case AOL shall not be required to make any payment to WorldCom or CompuServe in respect of Net Working Capital or cash on hand, whether or not there shall have been, as of the Closing Date, any amount of Net Working Capital and/or cash on hand of the CompuServe Online Services Business in excess of either or both of such requirements, as reflected on the COLS Closing Date Balance Sheet or otherwise.

              (iv) The CompuServe Liabilities assumed by AOL shall not include any long-term liabilities (which, for purposes hereof, shall not include operating leases), as of the Closing Date as reflected on the COLS Closing Date Balance Sheet or otherwise. If, notwithstanding such prohibition, any long-term liabilities are included with the CompuServe Online Services Business, WorldCom shall assume and indemnify AOL and/or its designee or designees from and against any and all Losses and Expenses which AOL and/or its designee or designees may incur as a result of or in connection therewith.

     1.6 ANS Transitional Matters. Similarly, in order to facilitate the implementation of the ANS Transfer, the following transitional arrangements, requirements and adjustments shall be applicable:

         (a) Employees.  All employees of ANS or any ANS Entity who are
             ---------
employed as such immediately prior to the Effective Time shall continue to be employed or offered employment by ANS or such ANS Entity immediately after the Effective Time, all as more particularly provided in Section 5.13. At the Closing, ANS has agreed to and shall pay retention bonuses to the employees named on Schedule 1.6 for continued service during the period from the signing of the AOL Agreement through the Closing.

         (b) Retention of Assets; Exceptions.  In accordance with the terms of
             -------------------------------
Exhibit C hereto, ANS shall own and retain the ANS Assets, as reflected on the ANS Closing Date Balance Sheet (as hereinafter defined), except that, for no additional consideration other than the benefits to ANS and WorldCom under this Agreement, (i) ANS shall grant to AOL a perpetual paid-up license to any network management software and network software source code which it or any ANS Entity owns or has any interest in at the Effective Time and any modifications thereto that shall have been theretofore developed internally or customized by ANS, and ANS shall provide AOL with documentation for such software and access to key ANS personnel for consulting services related to such software for a period of nine months after the Effective Time on the basis of ANS's actual cost plus 10% and
(ii) ANS shall assign and transfer to AOL and/or its designee or designees all of its rights with respect to leased equipment used for ANS's Web-caching system, which license and leased equipment rights shall constitute ANS Excluded Assets. Further, after the date hereof but prior to the Effective Time, ANS shall sell and lease back equipment which it has previously purchased and such leases shall continue to be held by ANS after the Effective Time, it being understood and agreed that an amount equal to the amount of any deposits paid by AOL in connection with the purchase by ANS of such equipment will be paid by ANS or WorldCom to AOL prior to or at the Effective Time or settled in connection with the settlement of inter-company accounts as provided in Section 2.2. At the Effective Time, for no additional consideration other than the benefit to AOL under this Agreement, AOL shall assign and transfer to ANS all of AOL's rights under leases for modems leased to AOL for equipment operated by ANS, and WorldCom and ANS shall assume and indemnify AOL from and against any and all Losses and Expenses which AOL may incur after the Effective Time as a result of or in connection therewith.

         (c) ANS Net Working Capital and Cash; Long-Term Liabilities.
             --------------------------------------------------------

             (i) Within 30 days after the Closing Date, WorldCom or ANS shall prepare and deliver to AOL a consolidated balance sheet of ANS and the ANS Entities (the "ANS Closing Date Balance Sheet"), prepared on a basis consistent with the June 30, 1997 balance sheet of ANS included in Schedule 3.5, which shall show, among other things, net current assets and net current liabilities. WorldCom shall confer with AOL with respect to the preparation of the ANS Closing Date Balance Sheet, and AOL shall have the right to review all work papers and supporting documentation.

             (ii) If AOL disputes the ANS Closing Date Balance Sheet delivered by WorldCom or ANS, AOL shall deliver a "Notice of Dispute" to WorldCom not more than thirty (30) days after the date AOL receives the ANS Closing Date Balance Sheet. Upon receipt of a Notice of Dispute, WorldCom shall promptly consult with AOL with respect to its specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by WorldCom and AOL within ten (10) days after WorldCom receives the Notice of Dispute, WorldCom and AOL shall refer the dispute to the Arbiter referred to in Section 1.5(d), who shall serve as an arbitrator under the procedures specified in such Section and applying the terms of such Section, to finally determine, as soon as practicable, all points of disagreement with respect to the ANS Closing Date Balance Sheet. All determinations by the Arbiter shall be final, conclusive and binding with respect to the ANS Closing Date Balance Sheet and the allocation of arbitration fees and expenses.

             (iii) In the event that, as of the Closing Date, ANS shall have negative working capital (that is, an excess of current liabilities over current assets, as shown on the ANS Closing Date Balance Sheet, referred to below as "Negative Working Capital"), calculated after and having given effect to the payment and settlement of inter-company accounts as provided in Section 2.2, in excess of Thirty-Six Million One Hundred Thousand Dollars ($36,100,000), then AOL shall pay to WorldCom an amount equal to the amount by which ANS Negative Working Capital exceeds Thirty-Six Million One Hundred Thousand Dollars ($36,100,000), by wire transfer of immediately available funds not more than three Business Days after the final determination thereof. If ANS Negative Working Capital shall be equal to or less than Thirty-Six Million One Hundred Thousand Dollars ($36,100,000) or there shall be no Negative Working Capital, AOL shall not be required to make any payment to WorldCom in respect of Negative Working Capital.

             (iv) ANS shall not have any long-term liabilities as of the Closing Date (it being understood that for purposes hereof operating leases shall not constitute long-term liabilities), as reflected on the ANS Closing Date Balance Sheet or otherwise; provided that, notwithstanding such prohibition, if it does have any such long-term liabilities at such time, AOL shall assume and indemnify WorldCom and ANS from and against any and all Losses and Expenses which they or either of them may incur as a result of or in connection therewith.

     1.7. Employee Severance Obligations.

     (a) AOL shall reimburse WorldCom for all severance payments and other expenses reasonably incurred by WorldCom, in accordance with its (or AOL's) customary employment practices, in respect of any employees of ANS or any ANS Entity whose employment is terminated for any reason within six months following the Closing, up to an aggregate of $25,000,000 for all such payments under this paragraph (a). In respect of any such employees whose employment is so terminated within such six-month period, WorldCom shall provide them with cash severance payments substantially equivalent to the payments they would have been entitled to under the AOL severance policy, a copy of which is attached hereto as Schedule 1.7(a), and they shall be entitled to participate in any other severance benefits offered by WorldCom to its employees which correspond to severance benefits offered to ANS employees by either AOL or ANS prior to the Closing, and otherwise in accordance with the terms and limitations of such WorldCom benefit programs.

     (b) WorldCom shall reimburse AOL for all severance payments and other expenses reasonably incurred by AOL, in accordance with its (or CompuServe's) customary employment practices, in respect of any employees of CompuServe or any CompuServe Entity who is a part of the CompuServe Online Services Business and who is hired as a result of the transactions provided herein, whose employment is terminated by AOL for any reason within six months following the Closing, up to an aggregate of $25,000,000 for all such payments under this paragraph (b).

     1.8 Allocation of Consideration. With respect to the allocation of the consideration exchanged pursuant to the terms of this Agreement, the parties agree to timely file all forms required under applicable Tax law including the forms to be filed under Code (S)1060(e).

     1.9 Treatment of ANS and AOL Options. (a) At the Effective Time, WorldCom shall cause each director, employee or consultant of ANS or any ANS Entity who is a holder of a then-outstanding, unexercised and unvested AOL stock option (the "AOL Unvested Stock Options") to receive, without any action on the part of the holder thereof, options to purchase shares of WorldCom Common Stock ("WorldCom Stock Options") having the same terms and conditions as the AOL Unvested Stock Options including such terms and conditions as may be incorporated by reference into the agreements evidencing AOL Unvested Stock Options pursuant to the AOL Stock Plans under which such AOL Unvested Stock Options were granted, subject to adjustment as follows: (i) the Average Trading Price for the AOL Common Stock shall be divided by the Average Trading Price for the WorldCom Common Stock, and the result shall be the "Adjustment Factor"; (ii) the exercise price applicable under each AOL Unvested Stock Option shall be divided by the Adjustment Factor and (iii) the number of shares issuable upon exercise shall be multiplied by the Adjustment Factor. To the extent that any of the AOL Unvested Stock Options were incentive stock options within the meaning of Section 422 of the Code, the WorldCom Stock Options shall also be incentive stock options pursuant to and to the extent permitted by Section 424(a) of the Code. WorldCom shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Common Stock of WorldCom for delivery upon the exercise of WorldCom Stock Options after the Effective Time. Promptly after the Effective Time, WorldCom shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Common Stock of WorldCom contemplated by such WorldCom Stock Options subsequent to the Effective Time. AOL shall pay to WorldCom, through a reduction in the Cash Consideration, an amount equal to 50% of the Option Value of such AOL Unvested Stock Options. "Option Value" means, for this purpose, the Average Trading Price for the WorldCom Common Stock minus the option exercise price under the WorldCom Stock Options.

    (b) At the Effective Time, WorldCom shall cause the persons listed on
Schedule 1.9 to receive, in exchange for the then-outstanding and unexercised options to acquire ANS shares which are listed on such Schedule, options to purchase shares of WorldCom Common Stock ("WorldCom (ANS) Stock Options") in exchange for such unexercised options, having the terms specified on such Schedule and otherwise in accordance with the terms applicable to stock options offered to other WorldCom employees under the WorldCom, Inc. 1997 Stock Option Plan, subject to adjustment as follows: (i) the value of a share of ANS stock, which is agreed to be $41.6410, shall be divided by the Average Trading Price for the WorldCom Common Stock, and the result shall be the "Adjustment Factor";
(ii) the exercise price applicable under each ANS stock option shall be divided by the Adjustment Factor and (iii) the number of shares issuable upon exercise shall be multiplied by the Adjustment Factor. To the extent that any such AOL stock options were incentive stock options within the meaning of Section 422 of the Code, the WorldCom Stock Options shall also be incentive stock options pursuant to and to the extent permitted by Section 424(a) of the Code. WorldCom shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Common Stock of WorldCom for delivery upon the exercise of WorldCom (ANS) Stock Options after the Effective Time. Promptly after the Effective Time, WorldCom shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of

Common Stock of WorldCom contemplated by such WorldCom (ANS) Stock Options subsequent to the Effective Time. In consideration for the issuance of such WorldCom (ANS) Stock Options, AOL shall pay to WorldCom, through a reduction in the Cash Consideration, an amount equal to 25% of the Option Value of such WorldCom (ANS) Stock Options. "Option Value" means, for this purpose, the Average Trading Price of the WorldCom Common Stock minus the option exercise price under the WorldCom (ANS) Stock Options.

     1.10 Treatment of CompuServe Options. AOL shall determine the extent to which, and the terms on which, it may make stock options available to employees of the CompuServe Online Services Business who are employed by AOL, whether in exchange for existing options issued by CompuServe or otherwise, and WorldCom shall have no liability in respect thereof. All severance and other obligations relating to employees of the CompuServe Online Services Business (whether or not AOL chooses to offer them employment) shall be a part of the CompuServe Liabilities, subject to the provisions of Section 1.7.

     1.11 Adjustment Based on Material Adverse Change. If, as of the Closing, there shall have been a Material Adverse Change with respect to the CompuServe Online Services Business, then WorldCom shall, or shall cause a WorldCom Entity to, pay to AOL or its designee(s), promptly following the Closing Date, an amount sufficient to compensate it for the loss incurred by it resulting from such Material Adverse Change. For purposes of this Section 1.11, the loss incurred by AOL or its designee(s) shall be deemed to be the excess, if any, of the value that the CompuServe Assets and the CompuServe Online Services Business would have had as of the Closing Date over the value thereof after taking into account such Material Adverse Change (and after taking into account, in each case, any effect on the CompuServe Liabilities to be assumed by AOL or its designee or designees as provided herein). The determination of such value after taking into account such Material Adverse Change shall take into account any decrease in the overall value of the CompuServe Assets and the CompuServe Online Services Business resulting from such Material Adverse Change, but shall not otherwise take into account any indirect or consequential damages. Such payment by WorldCom or a WorldCom Entity shall constitute the sole remedy of AOL and its designees in respect of the applicable Material Adverse Change referred to in this Section 1.11.

                                   ARTICLE II

              ASSET TRANSFER; SETTLEMENT OF INTERCOMPANY ACCOUNTS

     2.1 Transfer of Assets. AOL and ANS agree that, prior to the Closing, any ANS Network Assets, including without limitation modems, owned by or in the possession of AOL or any AOL Entity (including shared Assets as shown on Schedule 2.1) will be transferred and contributed for no additional consideration to ANS in accordance with the provisions of Section 1.6; provided, however, that such shared Assets shall not include (x) Assets held under any AOL employee benefit plans, such as life insurance policies and deferred compensation plans for the benefit of ANS or ANS Entity employees (provided AOL shall remain responsible for providing any payments or other benefits accrued, earned or vested thereunder as of the Closing), or (y) any other AOL insurance policy (except, in the case of clauses (x) and (y), any pre-paid benefits or coverage under insurance policies which inure to ANS or employees of ANS or any ANS

Entities and coverage with respect to such policies for accrued or past claims or losses). In connection with such transfers, AOL agrees to use all reasonable efforts to obtain any required consents, approvals or waivers. Subject to the provisions of Section 7.2(b), to the extent that any such ANS Network Assets have not been so contributed to ANS prior to or at the Closing, AOL shall, and shall cause the other AOL Entities to, use all reasonable efforts, including acting after the Closing and to the maximum extent permitted by law as ANS's agent, effectuate such transfer and contribution to ANS as soon as practicable after the Closing for no additional consideration.

     2.2 Intercompany Accounts. Immediately prior to the Closing, AOL and each AOL Entity shall pay all amounts they then owe to ANS or any ANS Entity (including all amounts owed to ANS pursuant to any Tax sharing agreement), and ANS and each ANS Entity shall pay all amounts they then owe to AOL or any AOL Entity (with offsetting amounts to be offset so that only a single net payment shall be made between any two such parties). To the extent that any such amounts have not been paid prior to or at the Closing, the obligor shall, as soon as practicable following the Closing, pay all such unpaid amounts together with interest thereon, compounded daily, at the prime or base rate of interest announced from time to time by NationsBank of Texas, N.A. Except as set forth on
Schedule 2.2, there are no amounts owing from ANS or any ANS Entity to AOL or any AOL Entity, or from AOL or any AOL Entity to ANS or any ANS Entity. If ANS or an ANS Entity shall owe any such amounts to AOL or an AOL Entity at the Closing, WorldCom shall cause the necessary funds to be advanced to ANS or such ANS Entity to provide for such repayment as provided in this Section.

     2.3 Release of Claims. (a) Except as set forth in Schedule 2.3(a) or as provided in Section 1.5 (including Exhibit C referred to therein), immediately prior to the Effective Time, AOL, for itself and on behalf of each of the AOL Entities, releases and forever discharges ANS from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, that AOL or any AOL Entity now has, has ever had, or may hereafter have against ANS arising prior to the Effective Time or on account of or arising out of any matter, cause, or event occurring immediately prior to the Effective Time, including, but not limited to, any rights to indemnification, contribution or reimbursement from ANS, and whether or not relating to claims pending prior to, on, or asserted after, the Effective Time. Further, AOL and each of the AOL Entities, as of the Effective Time, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against ANS based upon any matter purported to be released hereby.

     (b) Effective as of the Effective Time, WorldCom, for itself and on behalf of each of the WorldCom Entities (including ANS after the Closing), releases and forever discharges AOL from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, that WorldCom or any WorldCom Entity now has, has ever had, or may hereafter have against AOL arising prior to the Effective Time or on account of or arising out of any matter, cause, or event described on Schedule 2.3(b), except for any of the foregoing which is based on a Third Party Claim; provided, that this paragraph shall not be deemed to limit or affect the rights of WorldCom in respect of any Third Party Claim pursuant to Section 5.2. Further, WorldCom and each of the WorldCom Entities, as of the Effective Time, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against AOL based upon any matter purported to be released hereby.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES REGARDING AOL AND ANS

                  AOL and ANS, jointly and severally, hereby make the following representations and warranties to WorldCom:

                  3.1 Organization, Existence and Good Standing. AOL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ANS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of ANS and the ANS Entities is duly organized, validly existing and, to the extent such concept is applicable under the laws of such jurisdiction, in good standing in its respective jurisdiction of organization. Each of ANS and the ANS Entities has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. Each of ANS and the ANS Entities is duly qualified to do business as a foreign corporation and, to the extent such concept is applicable in such jurisdictions, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. AOL has made available to WorldCom complete and correct copies of its, ANS's and each ANS Entity's Certificate of Incorporation (or equivalent charter document) and Bylaws, in each case as amended to the date of this Agreement.

     3.2 ANS Capital Stock Ownership of ANS Entities; Investments. ANS's authorized and issued capital stock is as shown on Schedule 3.2(a). All shares shown on such Schedule as owned by AOL have been duly authorized and validly issued, are owned by and registered in the name of AOL, free and clear of all Liens and Other Encumbrances except as shown on Schedule 3.2(b) (all of which Liens or Other Encumbrances shown on such Schedule shall be released and discharged at or prior to the Closing), and are fully paid and non-assessable. Other than the rights created pursuant to this Agreement and except as shown on
Schedule 3.2(c), there are no options, warrants, debt securities or other agreements, instruments or securities outstanding which are convertible into, or which grant the holder thereof or any other person the right to acquire, any securities of ANS.

     3.3 Ownership of ANS Entities' Capital Stock; Investments. (a) ANS owns (directly or through one or more ANS Entities as set forth on Schedule
                                                              --------
3.3(a)(i), beneficially and (except for de minimis numbers of shares held
---------
by nominees as required by the laws of certain foreign jurisdictions) of record, the issued and outstanding shares of capital stock or other securities of or interests in the ANS Entities as set forth on Schedule 3.3(a)(i), all of which
                                              ------------------
shares or other securities or interests are duly authorized, validly issued and outstanding, fully paid and non-
assessable, and free and clear of all Liens or Other Encumbrances except as shown on Schedule 3.3(a)(ii) (all of which Liens or Other Encumbrances shown on such Schedule shall be released and discharged at or prior to the Closing). As of the date of this Agreement, except as set forth on Schedule 3.3(a)(ii), there
                                                      -------------------
are no preemptive rights, options, warrants or similar rights granted by ANS or any ANS Entity in respect of shares of capital stock or other securities of or interests in the ANS Entities or any agreements to which ANS or any ANS Entity is a party providing for the issuance or sale by ANS or any ANS Entity of capital stock or other securities of or interests in any ANS Entity. Except as set forth on Schedule 3.3(a)(iii), there are no outstanding debt securities, agreements or interests of any ANS Entity, or, other instruments issued by or to which ANS, or any ANS Entity or, to the knowledge of AOL or ANS, any other Person is a party, entitling the holders thereof or parties thereto to vote or to direct or otherwise restrict the vote of the holders of the capital stock or other securities of or interests in any ANS Entity or which are convertible into or exchangeable for capital stock or other securities of or interests in any ANS Entity. Except as set forth on Schedule 3.3(a)(iii), no capital stock or other securities of or interests in any ANS Entity are reserved for issuance under any stock plans or otherwise, and there is no liability for or obligations with respect to any dividends, distributions or similar participation rights declared or accumulated but unpaid with respect to any securities of or interests in any ANS Entity.

     (b) Except for the ANS Entities or as set forth on Schedule 3.3(b),
                                                        ---------------
ANS and the ANS Entities do not own, beneficially or otherwise, any shares of capital stock or other securities of or any direct or indirect interest of any nature in, any other corporation, partnership, limited liability company, joint venture or other entity.

     3.4  Power and Authority; Non-Contravention; Filings and Consents.

     (a) Each of the Selling Entities has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement. Each of the Selling Entities has taken all action required by its respective Certificate of Incorporation and Bylaws to authorize the execution, delivery and performance of this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, and the approval of the stockholders of AOL is not required in connection therewith. The execution and delivery of this Agreement by the Selling Entities do not and (except for consents and waivers listed on Schedule 3.4(a), all of which will be received prior to the Closing) the consummation of the transactions contemplated by this Agreement by the Selling Entities will not (i) conflict with or violate any provisions of their respective Certificates of Incorporation or Bylaws, or (ii) constitute a breach of or default under or result in the creation of any lien, charge or other encumbrance or Tax on or against any assets, rights or property of AOL, ANS or any ANS Entity or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration (other than under any AOL or ANS stock plan or agreement described on Schedule 3.11) under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument applicable to AOL, ANS or any ANS Entity or to which AOL, ANS or any ANS Entity is a party or by which AOL, ANS or any ANS Entity is bound, or conflict with or violate any restrictions of any kind to which any of them is subject, which breach, default, lien, charge, encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent the Selling Entities from performing their respective obligations hereunder in any material respect, or (iii) subject to obtaining the consents, approvals, orders, authorizations and registrations and making the filings described in Section 3.4(b) below, violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated, would have a Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent either of the Selling Entities from performing their respective obligations hereunder in any material respect. The execution and delivery of this Agreement have been approved by the Board of Directors of each of the Selling Entities. This Agreement has been duly executed and delivered by each of the Selling Entities and, assuming this Agreement constitutes a valid and binding obligation of WorldCom, enforceable against it in accordance with its terms, constitutes a valid and binding obligation of each of the Selling Entities, enforceable against each of the Selling Entities in accordance with its terms.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained, made or filed by the Selling Entities or any AOL Entity in connection with the execution and delivery of this Agreement by the Selling Entities or the consummation by the Selling Entities of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification and report form by AOL under the HSR Act, (ii) filings with and, where required, approval by one or more non-U.S. competition or antitrust regulatory bodies, (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) such consents, approvals, orders, authorizations, registrations, declarations, or filings the failure of which to be obtained, made or filed would not, (A) impair in any material respect the ability of either of the Selling Entities to perform its obligations hereunder, (B) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement, or (C) have a Material Adverse Effect.

     3.5 Financial Information. Attached hereto as Schedule 3.5 are true, complete and correct copies of (i) the unaudited consolidated balance sheet of ANS as of June 30, 1997 (the "Balance Sheet") and the related statements of income and cash flows (or the equivalent) for the fiscal year then ended (collectively, the "Financial Statements") and (ii) the unaudited consolidated balance sheet of ANS as of June 30, 1996 and the related statements of income and cash flows (or the equivalent) for the fiscal year ended June 30, 1996 (together with the Financial Statements, the "ANS Financial Statements"). Each of the ANS Financial Statements (including in all cases the notes thereto, if any) presents fairly in all material respects the financial position, results of operations and cash flows of ANS, including all applicable ANS Entities and the ANS Network Services Business as of the times and for the periods referred to therein, and such ANS Financial Statements (including all reserves included therein) have been prepared in accordance with GAAP, consistently applied.

     3.6 Subsequent Events. Except as set forth on Schedule 3.6, neither ANS nor any ANS Entity has, from the date of the Balance Sheet to the date hereof:

     (a) Suffered any Material Adverse Change;

     (b) Discharged or satisfied any Material lien or encumbrance, or paid, satisfied or incurred any Material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business, the discharge, satisfaction or incurrence of which would not have a Material Adverse Effect;

     (c) Increased or established any reserve for Taxes or any other liability on its books or otherwise provided therefor which, if paid in full, would have a Material Adverse Effect;

     (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance, any of the assets, tangible or intangible, which are Material to the business, operations, properties, assets, liabilities or condition (financial or otherwise) or prospects of ANS, the ANS Entities or the ANS Network Services Business;

     (e) Sold or transferred any of the ANS Network Assets Material to ANS or the ANS Network Services Business other than in the ordinary course of business and consistent with past practice, or canceled any debts or claims or waived any rights Material to ANS, the ANS Entities or the ANS Network Services Business;

     (f) Granted any general or uniform increase in the rates of pay of employees or any increase in compensation payable or to become payable to any director, officer or employee, consultant or agent of ANS, the ANS Entities or the ANS Network Services Business (other than increases in the ordinary course consistent with past practice), or by means of any bonus or pension plan, or similar contract or agreement, increased the compensation of any director, officer or employee agent (other than increases in the ordinary course consistent with past practice);

     (g) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any Material transaction other than in the ordinary course of business or expressly permitted under other provisions hereof;

     (h) Made any capital commitment which, when added to all other capital commitments made on behalf of ANS, the ANS Entities or the ANS Network Services Business since the date of the Balance Sheet, exceeds $25,000,000 in the aggregate;

     (i) Taken any action to (i) amend its Certificate of Incorporation or Bylaws; (ii) declare, set aside or pay any dividend or other distribution with respect to capital stock payable in cash, stock, securities or property other than dividends paid by AOL's wholly owned subsidiaries to AOL or another of AOL's wholly owned subsidiaries; or (iii) except as shown on Schedule 3.6(i), issue, sell, transfer, pledge, dispose of or encumber, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of ANS or any ANS Entity;

     (j) Adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ANS;

     (k) Changed in any material respect its Tax or accounting methods, principles or practices (including any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves), other than as required by a change in GAAP or other applicable law; or

     (l) Entered into any agreement, contract, commitment or arrangement to take any of the actions contemplated in the foregoing clauses (b) through (k), or authorized, recommended, proposed or announced an intention to take any such action.

     3.7 Legal Proceedings. Except as listed on Schedule 3.7, there is no suit, claim, proceeding or investigation pending, or to the knowledge of either Selling Entity, threatened against ANS, any of the ANS Entities or the ANS Network Services Business or affecting the consummation of the transactions contemplated by this Agreement which, if resolved adversely to ANS, any of the ANS Entities or the ANS Network Services Business, would have a Material Adverse Effect or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement. There are no Material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator against ANS or any of the ANS Entities or the ANS Network Services Business.

     3.8  Contracts

     (a) The Selling Entities have made available to WorldCom true and complete copies of all outstanding Contracts Material to ANS. Except as otherwise disclosed on Schedule 3.8(a), all of such Contracts are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound, as to which no Selling Entity has any reasonable basis to believe otherwise) and in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a Material Adverse Effect. Except as otherwise indicated on Schedule 3.8(a), none of AOL, ANS or any ANS Entity is, and to the knowledge of AOL, no other party to such Contracts is in default thereunder, and no event has occurred which, with or without the lapse of time or the giving of notice or both, would constitute a default thereunder, except in each case for defaults as would not have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as set forth on Schedule 3.8(b) and except for Contracts which may be canceled by AOL, ANS or any ANS Entity within 30 days without penalty, there are no Contracts to which ANS is a party or by which ANS or any ANS Entity is bound that: (i) contain change of control or anti-assignment provisions granting to another party or other parties thereto the right to terminate such agreements or take other action adverse to ANS or any ANS Entity upon or following the transactions contemplated by this Agreement, which termination or adverse action would have a Material Adverse Effect; or (ii) purport to limit ANS or any ANS Entity from providing any service in any jurisdiction, whether under the ANS name, any ANS Entity name or WorldCom name or otherwise (except under the name of AOL or any AOL Entity), or grant any exclusive geographic, segment or other rights to any third-party, except where the existence of which limitation or grant would not, after the Closing, have a Material Adverse Effect.

     (c) The Selling Entities have made available to WorldCom true and complete copies of all agreements to which ANS or any ANS Entity is a party which are material to the relationship of ANS or any ANS Entity with international distributors, including those certain license and distributorship agreements with international distributors into which the ANS or an ANS Entity or, to the knowledge of AOL, any licensees thereof have entered (collectively, the "International Distribution Agreements"). Each International Distribution Agreement is valid, binding and enforceable in accordance with its terms (assuming the other parties thereto are bound, as to which no Selling Entity has any reasonable basis to believe otherwise) and in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a Material Adverse Effect. Except as set forth on
Schedule 3.8(c), to the knowledge of AOL, no party to any International Distribution Agreement is in material violation of the terms and provisions of any such agreement, except for violations which would not have a Material Adverse Effect.

     (d) The Selling Entities and ANS Entities have made available to WorldCom true and complete copies of the 10 largest (based upon annualized revenue as estimated by AOL or ANS) contracts and agreements with customers of the network services business of the ANS Network Services Business, which are identified on
Schedule 3.8(d). To the knowledge of AOL, each Network Services Agreement is valid, binding and enforceable in accordance with its terms (assuming the other parties thereto are bound, as to which AOL has no reasonable basis to believe otherwise) and in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a Material Adverse Effect. To the knowledge of AOL, and except as set forth in
Schedule 3.8(d), no party to any such Network Services Agreement is in violation of the terms and provisions thereof, except for violations which would not have a Material Adverse Effect.

     (e) Schedule 3.8(e) contains a list of each contract between ANS or any other ANS Entity and a Governmental Entity which is to be performed by or through ANS or an ANS Entity and which accounted for at least 3% of the network services revenues during the 12-month period ended June 30, 1997 (the "Government Contracts"), true and complete copies of which have been made available to WorldCom. To the knowledge of AOL, all Government Contracts have been legally awarded and are binding on the parties thereto and are not currently the subject of protest proceedings, except as would not have a Material Adverse Effect.

     (f) Except as set forth on Schedule 3.8(f) and except as would not result in a Material Adverse Effect, no notice, consent, waiver or approval is contemplated by or required to or from any party to the contracts, intellectual property licenses, leases, agreements and arrangements listed on Schedules 3.8(a) through 3.8(e) in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby, except any such as would not materially delay or impede such consummation.

     3.9 Accounts Receivable. Since the date of the Balance Sheet, neither AOL nor ANS nor any other ANS Entity has materially changed any principle or practice with respect to the recordation of accounts receivable of ANS, any ANS Entity or the ANS Network Services Business or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure related thereto, except as required by GAAP or statutory accounting principles.

     3.10  Taxes.  Except as disclosed in Schedule 3.10:

     (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of each of ANS and the ANS Entities have been timely filed or requests for extension have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are accurate and complete in all material respects, except for such failures to timely file, request extension or be complete and accurate as would not, individually or in the aggregate, have a Material Adverse Effect;

     (b) All Taxes required to be paid (including all required estimated Tax payments and with respect to Taxes required to be withheld) by each of ANS and the ANS Entities have been paid in full or adequately reserved in accordance with GAAP on the ANS Financial Statements, other than any failure to pay or reserve for as would not have a Material Adverse Effect;

     (c) As of the date hereof, there is no outstanding Tax audit, inquiry or assessments (and no written notice of any such audit or inquiry has been received) with respect to ANS or any other ANS Entity that would have a Material Adverse Effect;

     (d) There are no waivers of the statute of limitations for the assessment or payment of any Tax by ANS or any ANS Entity that would be Material to ANS or any ANS Entity;

     (e) Neither ANS nor any ANS Entity has made any payment(s) since January 1, 1995, is obligated to make any payment(s) or is a party to any agreement that could obligate it to make any payment(s) after the Closing that would not be deductible under Code Section 280G or would constitute compensation in excess of the limitation set forth in Code Section 162(m);

     (f) Neither ANS nor any ANS Entity has executed or entered into any closing agreement under Code Section 7121 (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Code Section 481(a) (or similar provision of state, local or foreign law), in either case that could affect its Tax liability after the Closing Date to any material extent;

     (g) Except as disclosed in Schedule 3.10(g), neither ANS nor any ANS Entity is a party to a tax sharing, tax indemnity or similar agreement (whether or not in writing);

     (h) There are no Material Liens or Other Encumbrances with respect to Taxes upon any of the assets or properties of ANS or any of the ANS Entities, other than with respect to Taxes not yet due and payable;

     (i) Neither ANS nor any ANS Entity has been a member of an affiliated group (within the meaning of the Code) filing a consolidated federal income Tax Return other than a group the common parent of which is AOL; and

     (j) ANS is and will be as of the Closing Date a member of AOL's selling consolidated group as defined in Treasury Regulation 1.338(h)(10)-1(c)(3) and upon making a Section 338(h)(10) election will be a Section 338(h)(10) target within the meaning of Treasury Regulation 1.338(h)(10)-1(c)(1).

     3.11  Employee Benefit Plans; Employment Matters.

     (a) Except as set forth on Schedule 3.11(a), and except as would not have a Material Adverse Effect, neither AOL, nor ANS nor any ANS Entity has established or maintains or is obligated to make contributions to or under or otherwise participates in with respect to any current or former employee or director of ANS or any ANS Entity: (i) any stock option, restricted stock, stock appreciation rights, bonus or other type of incentive compensation plan, program, agreement or arrangement; (ii) any severance, pension, profit-sharing, thrift or savings, retirement, deferred compensation, employee stock ownership, employee stock purchase or supplemental executive retirement plan, agreement or arrangement, including, but not limited to, those described in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or
(iii) any life insurance, death benefit, health and hospitalization, disability, cafeteria or Section 125, employee assistance, education or tuition assistance, vacation benefit or fringe benefit plan, or other employee benefit plan, program, agreement or arrangement, including, but not limited to, those described in Section 3(1) of ERISA. Except as disclosed on Schedule 3.11(a), all such plans listed on Schedule 3.11(a) in which United States-based employees participate (collectively, the "ANS Benefit Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including, but not limited to ERISA, the Code, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (and any similar statute of a state or other jurisdiction, domestic or foreign, if applicable). With respect to each ANS Benefit Plan, AOL and ANS have made available to WorldCom the following (to the extent they exist with respect to such ANS Benefit Plan): (i) the document(s) governing such plan, including, if applicable, the plan document, the trust agreement, any insurance contract, administrative services agreement, investment manager agreement, and any amendments thereto; (ii) the two most recent annual reports of such plan on the appropriate IRS Form 5500-series form; (iii) the financial statements of the plan for the two most recent plan years, and if applicable, actuarial valuation or other actuarial reports for the plan for the two most recent plan years; (iv) the most recent summary plan description for the plan and any subsequent summary of material modifications; (v) the most recent ruling letter with respect to the tax-exempt status of any voluntary employee's beneficiary association under
Section 501(c)(9) of the Code which is implementing such plan; and (vi) for each plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent IRS determination or opinion letter. Except as disclosed on
Schedule 3.11(a), and except as would not have a Material Adverse Effect, no act or failure to act by AOL, ANS or any other AOL Entity (i) has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the ANS Benefit Plans that is not subject to a statutory or regulatory exception; or (ii) has resulted or could reasonably be expected to result in the imposition of any Tax, penalty or other liability in any material amount on ANS or any ANS Entity pursuant to any provision of the Code or ERISA or any other applicable law. No ANS Benefit Plan is subject to Title IV of ERISA; and no circumstance exists or will exist as a result of the consummation of the transactions contemplated by this Agreement that could result in the existence of a lien on the property of AOL, ANS or any AOL Entity under the provisions of Title IV of ERISA (other than one or more liens that are disclosed in Schedule 3.11(a) or would not have a Material Adverse Effect). Neither AOL, ANS nor any AOL Entity has previously made, is currently making, or is obligated in any way to make, any contributions to any multi-employer plan within the meaning of Section 3(37) of ERISA in which ANS employees participate. AOL, ANS and each AOL Entity has made all contributions or payments required under the terms of or in connection with all ANS Benefit Plans or has properly reserved for such amounts on the Balance Sheet except for amounts that would not be material. Except as disclosed on Schedule 3.11(a) no ANS Benefit Plan provides health and hospitalization or other medical or life insurance benefits to terminated or retired employees or agents (other than benefits mandated by applicable law). Neither AOL, ANS nor any other AOL Entity has, with respect to any ANS employees, any obligation or commitment (formal or informal) to create any new benefit plan or program in which employees of ANS or any ANS Entities may participate, or to amend any existing ANS Benefit Plan to increase the benefits thereunder. AOL, ANS and each AOL Entity is in compliance with all requirements applicable to any retirement or other employee benefit plan maintained for its non-United States ANS employees other than any failures to comply that would not individually or in the aggregate have a Material Adverse Effect, and there is no material unfunded liability with respect to any such plan which is not properly reflected in or reserved for in the Balance Sheet.

     (b) Except as set forth on Schedule 3.11(b) or Schedule 5.13, neither
AOL, ANS nor any AOL Entity is a party to any oral or written (i) union, guild or collective bargaining agreement which covers its employees in the United States (nor is AOL or AOL aware of any union organizing activity currently being conducted in respect to any of AOL's, ANS's or any ANS Entity's employees), (ii) agreement with any officer or employee the material benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement or which provides for any payment or payments (including any severance, unemployment compensation, golden parachute, bonus or otherwise) of more than an aggregate of $1,000,000 for all such officers and employees upon such occurrence, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or with respect to vesting, will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, to the extent that any of the matters referred to in this paragraph (b) would affect ANS or any of the ANS Entities.

     (c) None of the companies with which ANS is a member of a "controlled group" within the meaning of Section 1563(a) of the Code nor any administrator or fiduciary of any employee benefit plan adopted by a member of such controlled group (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is reasonably likely to subject WorldCom to any material liability (to individuals, the IRS, the Pension Benefit Guaranty Corporation, or any other party) for breach of fiduciary duties, accumulated funding deficiencies, termination or other liability under ERISA, the Code, or any other applicable laws.

     (d) Each ANS Benefit Plan to which ANS is a party, other than the ANS stock option plan, as it may apply to the participation of the ANS Employees, may be amended or terminated by ANS or WorldCom on or at any time after the Closing Date.

     3.12  Compliance with Laws; Permits.

     (a) Except as disclosed on Schedule 3.12, neither ANS nor any ANS Entity (acting in connection with the ANS Network Services Business) has violated, failed to comply with or acted or failed to act in any material respect so as to incur liability under any federal, state, local or foreign law, regulation or ordinance, judgment, decree or order relating to its business, operations, properties or Assets, including the Occupational Safety and Health Act, the Americans with Disabilities Act, export control laws, and any Environmental Laws, except where a violation, action or failure to act would not have, a Material Adverse Effect, and no notice from any Governmental Entity of any pending investigation or violation by ANS or any ANS Entity of, non-compliance by ANS or any ANS Entity with or alleged liability of ANS or any ANS Entity under, any such law, regulation, ordinance, judgment, decree or order has been received by AOL, ANS or any ANS Entity, which, if it were determined that a violation had occurred, would have a Material Adverse Effect.

     (b) ANS and each ANS Entity possesses all Material Governmental Authorizations necessary to enable it to conduct its business, including the ANS Network Services Business, as presently conducted, except for those Governmental Authorizations the failure to possess which would not have a Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect, except for those authorizations the failure of which to be valid and in full force and effect would not have a Material Adverse Effect. ANS and each ANS Entity is, and at all times since May 1, 1995 has been, in compliance with the terms and requirements of each such Governmental Authorization, except where the failure to be so in compliance would not have a Material Adverse Effect. Since May 1, 1995, neither AOL nor ANS nor any ANS Entity has received any notice or other communication from any Governmental Entity asserting (a) any violation of or failure of ANS or any ANS Entity to comply with any term or requirement of any Governmental Authorization, or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization held by ANS nor any ANS Entity, except where any such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect.

     3.13  Patents, Trademarks, Etc.

     (a) Except as disclosed on Schedule 3.13 hereto, ANS and the ANS Entities own, or will own prior to the Closing, free and clear of all Liens or Other Encumbrances, or have, or will have prior to the Closing, the right to use, sell, license or dispose of or otherwise has rights to use, such patents, copyrights, trademarks, service marks, and applications and registrations therefor, and trade names, trade secrets, customer lists, proprietary technology processes and formulae, source code, object code, know-how, inventions, other confidential and proprietary information, and other intellectual property rights as are necessary to permit ANS and the ANS Entities to carry on the ANS Network Services Business as currently conducted, except for failures to own free and clear, license to use or otherwise have sufficient rights to use as would not have a Material Adverse Effect (the "ANS Rights"). Schedule 3.13 sets forth all registered patents, copyrights, trademarks and service marks included in the ANS Rights, all of which are in full force and effect and are not subject to any Taxes or maintenance fees, except as set forth on Schedule 3.13 or except where the failure to be in full force or effect or to be so subject would not have a Material Adverse Effect. Except as set forth on Schedule 3.13, neither AOL nor any of the AOL Entities has licensed or granted to anyone the right to use the name "ANS" or any other name associated with or used by AOL or any of the AOL Entities in connection with the ANS Network Services Business. Except as set forth on Schedule 3.13, none of AOL, ANS or any of the AOL Entities (i) has licensed or granted to anyone rights of any nature to use any ANS Rights that would limit the exercise of such ANS Rights by ANS or any ANS Entity against such licensee or grantee if such licensee or grantee were to use the property protected by such ANS Rights in competition with ANS or any ANS Entity or that would limit or prevent ANS or any ANS Entity from using, selling, licensing or disposing of ANS Rights in any market or geographic region, including in direct competition with any licensee of such ANS Rights in such geographic region; (ii) is obligated or pays royalties, fees or other payments to anyone for use of any single ANS Right exceeding $2,000,000 in the aggregate; and (iii) has received notice from any third party or otherwise has knowledge that any of ANS Rights or any services or products marketed or sold by ANS or any AOL Entity in connection with the ANS Network Services Business violates any intellectual property right of a third party, except for such violations as would not have a Material Adverse Effect. To the knowledge of either Selling Entity, there exists no infringement by any third party of any ANS Rights that would have a Material Adverse Effect and there is no pending or, to the knowledge of either Selling Entity, threatened claim or litigation against AOL, ANS or any AOL Entity contesting its use of any of ANS Rights, asserting the misuse of any of ANS Rights, or asserting the infringement or other violation of any rights of a third party, nor, to the knowledge of either Selling Entity is there any reasonable basis for any such claim, where, in any such case, individually or in the aggregate, such infringement, claim or litigation would have a Material Adverse Effect.

     (b) All copyrightable works, inventions and know-how conceived by employees or, to AOL's knowledge, independent contractors of AOL, ANS or AOL Entity within the scope of their employment or retention, as the case may be, and related to the ANS Network Services Business were and are "works for hire," or if they were or are not, then all right, title, and interest therein were transferred and assigned to, or vested in, ANS or an AOL Entity, except where the failure to be "works for hire" or to have been so transferred assigned or vested would not have a Material Adverse Effect.

     (c) Except as set forth on Schedule 3.13, the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the ANS Rights, the alteration, impairment or extinguishing of which would have a Material Adverse Effect. Following the consummation of the transactions contemplated hereby, ANS and each ANS Entity will own, free and clear of all Liens or Other Encumbrances, or have the exclusive right to use, sell, license or dispose of or otherwise will have sufficient rights to use, ANS Rights, except for failures to own free and clear, license to use or otherwise have sufficient rights to use as would not have a Material Adverse Effect.

     3.14 No Assets Held by AOL or AOL Entities. Except as set forth on Schedule 3.14, except for ANS Excluded Assets and except for assets held by AOL Entities which are to be used by such entities pursuant to the Transition Services Agreement in accordance with the terms thereof (none of which is Material to ANS or the ANS Entities, including the ANS Network Services Business), immediately after the Closing, (a) neither AOL nor any AOL Entity will hold or possess any assets or rights (including contractual rights, patents, copyrights, trademarks, service marks, and applications and registrations therefor, and trade names, trade secrets, customer lists, proprietary technology processes and formulae, source code, object code, know-how, inventions, other confidential and proprietary information, and other intellectual property rights, but excluding the technical knowledge, expertise and other know-how developed by AOL and the AOL Entities in the course of their business prior to the Closing) principally used in or necessary for the business of ANS or the ANS Entities, including the ANS Network Services Business (all of which, prior to the Closing, will be transferred and contributed to ANS in accordance with Section 2.1), and (b) except as expressly provided herein, neither AOL nor any AOL Entity will be a party to any contract, intellectual property license, lease, agreement or other binding arrangement (including any intercompany contract, arrangement or agreement with ANS or an ANS Entity) necessary to the business of ANS or an ANS Entity.

     3.15 Labor Matters. Neither ANS nor any ANS Entity nor AOL (in connection with the ANS Network Services Business) is the subject of any proceeding (a) asserting that AOL, ANS or any ANS Entity has committed an unfair labor practice or (b) seeking to compel AOL, ANS or any ANS Entity to bargain with a labor union or labor organization, and there are no pending or, to the knowledge of either Selling Entity, threatened, nor has there been for the past five years any, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving ANS or any ANS Entity or (in connection with the ANS Network Services Business) any AOL Entity, except in each case as would not have a Material Adverse Effect.

     3.16 Insurance. AOL and/or ANS and/or each ANS Entity has obtained and maintains in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably deemed necessary by AOL, and has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of ANS and each ANS Entity and the ANS Network Services Business or any properties owned, occupied or controlled by ANS or AOL or any ANS Entity (in connection with the conduct of the ANS Network Services Business), except for failures to obtain or maintain as would not have a Material Adverse Effect.

     3.17 Commissions and Fees. There are no valid claims for brokerage commissions, investment bankers' fees or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against WorldCom or ANS or any ANS Entity resulting from any action taken by AOL, ANS, any ANS Entity or their stockholders, directors, officers, employees or agents.

     3.18 Real Property. ANS and the ANS Entities own no real estate except as shown on Schedule 3.18. The real estate occupied by ANS and the ANS Entities is held under leases, which ANS lease obligations are guaranteed by AOL, each as described on such Schedule, each of which is in full force and effect in accordance with its terms, and each of AOL, ANS and the ANS Entities are in compliance in all material respects with their respective obligations thereunder.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES REGARDING WORLDCOM

     WorldCom hereby makes the following representations and warranties to AOL and ANS:

     4.1 Organization, Existence and Good Standing. WorldCom is a corporation duly organized and validly existing under the laws of the State of Georgia and has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. WorldCom is duly qualified to do business as a foreign corporation and, to the extent such concept is applicable in such jurisdictions, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect.

     4.2  Power and Authority; Non-Contravention; Filings and Consents.

     (a) WorldCom has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and has taken all action required by law, its Second Amended and Restated Articles of Incorporation, its Bylaws or otherwise, to duly and validly authorize the execution and delivery of, and the performance of its obligations under, this Agreement and such related agreements and documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of and the performance of its obligations under this Agreement and such other agreements do not and the consummation of the transactions contemplated by this Agreement and such other agreements will not
(i) conflict with or violate any provisions of the Second Amended and

Restated Articles of Incorporation or Bylaws of WorldCom, (ii) constitute a breach of or default under or result in the creation of any lien, charge or other encumbrance or Tax on or against any assets, rights or property of WorldCom or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument applicable to WorldCom, or to which WorldCom is a party or by which WorldCom is bound, or conflict with or violate any restrictions of any kind to which it is subject, which breach, default, lien, charge, encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect, or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent WorldCom from performing its obligations hereunder in any material respect, or (iii) subject to obtaining the consents, approvals, orders, authorizations and registrations and making the filings described in Section 4.2(b) below, violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated or accelerated, would have a Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent WorldCom from performing its obligations hereunder in any material respect. The execution and delivery of this Agreement and the transactions contemplated hereby have been approved by the Board of Directors of WorldCom. This Agreement has been duly executed and delivered by WorldCom and, assuming this Agreement constitutes the valid and binding obligations of AOL and ANS enforceable against them in accordance with its terms, constitutes valid and binding obligations of WorldCom, enforceable against WorldCom in accordance with its terms.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained, made or filed by WorldCom in connection with the execution and delivery of this Agreement by WorldCom or the consummation by WorldCom of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by WorldCom under the HSR Act, (ii) filings with and, where required, approval by one or more non-U.S. competition or antitrust regulatory bodies, (iii) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) such consents, approvals, orders, authorizations, registrations, declarations, or filings the failure of which to be obtained, made or filed would not, (A) impair in any material respect the ability of WorldCom to perform its obligations hereunder, (B) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement, or (C) have a Material Adverse Effect.

     4.3 Legal Proceedings. There is no suit, claim, proceeding or investigation pending or, to the knowledge of WorldCom, threatened against WorldCom or any WorldCom Entity, CompuServe, CompuServe-Ohio or any other CompuServe Entity affecting the consummation of the transactions contemplated hereby which, if resolved adversely to any of them, would have a Material Adverse Effect with respect to WorldCom or the CompuServe Online Services Business, or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.3, there are no Material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator against

WorldCom or any WorldCom Entity, CompuServe, CompuServe-Ohio or any other CompuServe Entity.

     4.4 No Vote Required. No vote of the holders of any class or series of WorldCom capital stock is necessary to approve this Agreement or the consummation of the transactions contemplated hereby.

     4.5 Investment Representation. WorldCom acknowledges that the transfer of the ANS Shares by AOL hereunder will not be registered under the Securities Act of 1933, as amended, or under any state securities laws, that the ANS Shares will be transferred in a private placement transaction exempt from the registration requirements under such Act, and that the ANS Shares may not be further transferred by WorldCom except pursuant to an effective registration under such Act or in a transaction exempt from such registration requirements. WorldCom is acquiring the ANS Shares hereunder for its own account, for investment and not with the intention of distributing the ANS Shares.

     4.6 CompuServe Agreement. The CompuServe Agreement has been duly authorized by all necessary corporate action of WorldCom and has been duly executed and delivered by WorldCom on the date of this Agreement, in the form which has been delivered to AOL. The CompuServe Agreement is the valid and binding obligation of WorldCom enforceable against WorldCom in accordance with its terms.

     4.7 Title to CompuServe Assets. On the Closing Date, WorldCom will transfer to AOL or its designee(s) good title to the CompuServe Assets and the CompuServe Online Services Business (except as provided in Section 1.4 in respect of Delayed Assets, if any), free and clear of any Lien or Other Encumbrances which would have a Material Adverse Effect with respect to the CompuServe Online Services Business.

     4.8 Representations Relating to CompuServe Assets. Subject to the limitations hereinafter referred to, each of the representations, warranties and covenants of Block, Block Group and CompuServe set forth in the CompuServe Agreement (including related definitions, except for the definitions of "Material", "Material Adverse Change" and "Material Adverse Effect", which shall have the meanings given in this Agreement), to the extent, but only to the extent, that they relate, directly or indirectly, to the CompuServe Assets, the CompuServe Liabilities or the CompuServe Online Service Business, or to the transfer to WorldCom pursuant to the CompuServe Agreement of any of the foregoing, or relating to Block, Block Group or CompuServe to the extent they may affect any of the items mentioned above in this Section 4.8, are incorporated herein by this reference and shall be deemed, for purposes of this Agreement, to be representations, warranties and covenants made by WorldCom to and for the benefit of AOL and its designee or designees.

     4.9 CompuServe Power and Authority; Non-Contravention; Filings and Consents. As of the Closing Date, each of CompuServe and the applicable CompuServe Entities will have full corporate power and authority to transfer the CompuServe Assets as contemplated by this Agreement and will have taken all action required by its governing documents or otherwise to duly and validly authorize such transfers and the consummation of the other transactions contemplated hereby. Such transfers and such other transactions, in respect of CompuServe or any such CompuServe Entity, will not (i) conflict with or violate any provisions of its governing documents, or (ii) constitute a breach of or default under or result in the creation of any Liens or Other Encumbrances or Tax on or against any of its assets, rights or property or give rise, with or without notice or lapse of time (other than under any CompuServe Stock Plans as contemplated by the CompuServe Agreement), to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument applicable to it, or to which it is a party or by which it or any of its assets is bound, or conflict with or violate any restrictions of any kind to which it is subject, which conflict, violation, breach, default, Lien or Other Encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect with respect to the CompuServe Online Services Business or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent WorldCom from causing CompuServe and such CompuServe Entities to perform the transactions contemplated hereby in any Material respect, or (iii) violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated or accelerated, would have a Material Adverse Effect with respect to the CompuServe Online Services Business or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent WorldCom from causing CompuServe and such CompuServe Entities to perform the transactions contemplated hereby in any Material respect.

                                   ARTICLE V

                                   COVENANTS

     5.1 Interim Conduct of ANS and each ANS Entity and the ANS Network Services Business. AOL and ANS covenant to use all reasonable efforts to ensure, and to cause each ANS Entity to use all reasonable efforts to ensure that, except (1) as contemplated by this Agreement or (2) with the prior written consent of WorldCom ,which will not unreasonably be withheld, after the date hereof and until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing Date:

     (a) Subject to the other provisions of this Section 5.1, the business of ANS, the ANS Entities and the ANS Network Services Business, including investment practices and policies, will be conducted only in the ordinary course of business consistent with past practice, and AOL, ANS and the ANS Entities will use all reasonable efforts to preserve the ANS Network Services Business and maintain in all material respects its existing relations with its customers, suppliers, employees, creditors and business partners, in each case taking into account the existence and announcement of the transactions referred to herein;

     (b) AOL (with respect to the ANS Network Services Business), ANS and each ANS Entity will continue to make capital expenditures, maintain, upgrade and expand their facilities relating to, and otherwise operate in all material respects, the ANS Network Services Business in accordance with the budget and plan of ANS for the fiscal year ending June 30, 1998, a copy of which has been delivered to WorldCom prior to the date hereof (the "Budget");

     (c) Neither AOL, ANS nor any ANS Entity will permit there to be, directly or indirectly, any split, combination or reclassification of the outstanding shares of capital stock of ANS or interest in or securities of any ANS Entity;

     (d) Neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will: (i) amend the Certificate of Incorporation or Bylaws of ANS or any ANS Entity; (ii) declare, set aside or pay any dividend or other distribution with respect to the capital stock of ANS or interest in or securities of any ANS Entity payable in cash, stock, securities or property;
(iii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of ANS or interest in or securities of any ANS Entity; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any Assets in an amount in any instance or series of related instances exceeding $1,000,000 (measured in terms of net book value) in the aggregate except pursuant to the existing terms of the contracts entered into prior to the date hereof and set forth on Schedule 5.1(d); or (v) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of ANS or interest in or securities of any ANS Entity, except in connection with securities issued as compensation to ANS employees, as described on Schedule 5.1(d);

     (e) Except as shown on Schedule 5.1(e), neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will: (i) hire or terminate any employees and consultants except in the ordinary course of business consistent with past practice; (ii) grant any increase in the compensation or bonus payable or to become payable to any director, officer or employee except in the ordinary course of business and consistent with past practice; (iii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing AOL or ANS Benefit Plan except in the ordinary course of business and consistent with past practice; (iv) enter into any, or amend any existing, employment, consulting or severance agreement with, or grant any severance or termination pay, to any officer, director or employee except in the ordinary course of business and consistent with past practice; (v) make any additional contributions to any grantor trust created by AOL or any AOL Entity to provide funding for non-tax-qualified employee benefits or compensation except as required by the terms of any grantor trust of AOL existing on the date hereof; or (vi) provide any new severance program to or increase the benefits under any existing severance program;

     (f) Except as would not be Material, and except for releases of guarantees by AOL in favor of ANS which are shown on Schedule 7.3(f) hereto, neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will in any respect modify, amend or terminate any of its Contracts, or waive, release or assign any rights or claims thereto or thereunder;

     (g) Except as would not be Material, neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will permit any insurance policy naming either of them as a beneficiary or a loss payable payee to be canceled or terminated;

     (h) Except as set forth on Schedule 5.1(h), neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will, except as provided in the Budget, (i) incur or assume any debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except an ANS Entity in an amount exceeding $1,000,000; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned ANS Entity) in an amount exceeding $1,000,000 in the aggregate, or modify any credit policies or practices granted to customers or make any concessions or offer any inducements to accelerate payments; (iv) enter into any financial commitments (including any capital expenditure or asset purchase), except in the ordinary course of business and consistent with past practice; (v) other than in the ordinary course and consistent with past practice, enter into any contract granting any third-party geographic or Material market or programming or content exclusivity; or (vi) enter into any contract that is not terminable without penalty on or prior to December 31, 2000 except in the ordinary course of business consistent with past practice;

     (i) Except as would not be Material, neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will change any of its Tax or accounting principles or practices (including any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves) unless required by GAAP or applicable law and unless notice thereof is given to WorldCom promptly thereafter;

     (j) Except as expressly provided in this Agreement, neither AOL (in connection with the ANS Network Services Business), nor ANS nor any ANS Entity will pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) reflected or reserved against in, or contemplated by, the Balance Sheet in an amount not in excess of that in the Balance Sheet; (ii) incurred in the ordinary course of business since the date of the Balance Sheet in a manner consistent with past practice; (iii) which are legally required to be paid, discharged or satisfied and are in accordance with the terms in existence as of the date of this Agreement; or (iv) out of insurance proceeds;

     (k) Neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ANS or any ANS Entity;

     (l) Except as contemplated by this Agreement, neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Related Party, other than those existing as of the date hereof which are listed on Schedule 5.1(l) hereof and except for arm's-length transactions in the ordinary course of business consistent with past practice;

     (m) Except as would not be Material or as contemplated by Article VI hereof, neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will make any Tax election;

     (n) Neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will settle any litigation, other proceeding or arbitration requiring a payment in excess of $250,000 individually or $1,000,000 in the aggregate or involving any Material limitation on the future actions of ANS or any ANS Entity or the surrender or compromise of any of their Material rights;

     (o) Neither AOL nor any of the AOL Entities will take any action which would be prohibited, following Closing, under Section 2 of the Noncompetition and Nonsolicitation Agreement, the form of which appears as Exhibit E, provided that the foregoing shall not prohibit the continued ownership and operation of ANS by AOL as contemplated by this Agreement;

     (p) Neither AOL, in connection with the ANS Network Services Business, nor ANS nor any ANS Entity will increase or establish any reserve for Taxes or any other liability on its books or otherwise provided therefor which, if paid in full, would have a Material Adverse Effect;

     (q) Neither AOL nor ANS nor any ANS Entity will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and

     (r) Neither AOL nor ANS nor any ANS Entity will act, or fail or omit to act, so as to cause any Material Adverse Change.

     5.2  Indemnification.

     (a) Indemnification by AOL. AOL hereby agrees to indemnify, defend and hold harmless WorldCom and the WorldCom Entities and, after the Closing Date, ANS and the ANS Entities, each of their respective designees, successors-in-interest and assigns, and each of their respective past and current directors, officers, employees, consultants, representatives and agents (the "WorldCom Indemnified Parties"), from and against any and all Losses and Expenses to the extent such Losses and Expenses are based on, arise out of or relate to, directly or indirectly (i) the conduct of the business and affairs of AOL or any claim, action or proceeding brought by or on behalf of Persons who are or were or become holders of the capital stock of AOL or ANS at or prior to the Effective Time, which claim, action or proceeding alleges that any action or failure to act of the issuer of such capital stock, any Affiliate of such issuer or any director, officer, employee or agent of such issuer or any Affiliate of such issuer in connection with this Agreement or any of the transactions contemplated hereby was wrongful, illegal or constituted a breach of duty; (ii) the ownership and operation of the CompuServe Assets and the CompuServe Online Services Business from and after the Closing, and any breach by AOL or any AOL Entity of its obligations under the Assignment and Assumption Agreement; (iii) the CompuServe Liabilities; (iv) any breach of the representations, warranties and covenants set forth in Sections 3.1, 3.2, 3.4, 3.14, 3.17, 5.6 or 5.10; or (v) any breach of any other representations, warranties, covenants or agreements of AOL or ANS or any ANS Entity herein, without regard to any qualification as to materiality stated herein (including any reference to material, Material, Material Adverse Change or Material Adverse Effect), if and to the extent that the aggregate of all Losses and Expenses related to or arising out of all breaches (other than with respect to an intentional breach of any such representation, warranty, covenant or agreement, as to which no dollar threshold shall apply) described in this clause (v) exceeds $25 million; or (vi) any action, claim or proceeding brought in connection with the enforcement of the foregoing clauses.

     (b) Indemnification by WorldCom. WorldCom and, from and after the Closing, ANS hereby agree, jointly and severally, to indemnify, defend and hold harmless AOL and each AOL Entity and each of their respective designees, successors in interest and assigns and each of their respective past and current directors, officers, employees, consultants, representatives and agents (the "AOL Indemnified Parties") from and against any Losses and Expenses (or, in the case of Losses and Expenses relating to any representation, warranty or covenant incorporated herein pursuant to Section 4.8 hereof, 80.1% of such Losses and Expenses) which are based on, arise out of or relate to, directly or indirectly,
(i) the conduct by WorldCom or the WorldCom Entities of the business of ANS, the ANS Entities or the ANS Network Services Business after the Closing, or any liability in respect of matters referred to in Schedule 8.4(b) to the CompuServe Agreement; (ii) the conduct by WorldCom or the WorldCom Entities of CompuServe's businesses other than the CompuServe Online Services Business after the Closing;
(iii) any breach of the representations, warranties and covenants set forth in Sections 4.6 and 4.7 hereof or Sections 2.1, 2.2, 3.1, 3.2, 3.3, 3.4, 3.14,
3.17, 3.18, 4.1, 4.2, 4.3, 4.5, 4.6, 8.2, 8.3, 8.6, 8.7, 8.10 or 8.14 of the
CompuServe Agreement to the extent incorporated herein under Section 4.8; (iv) any breach of any other representations, warranties, covenants or agreements of WorldCom or any WorldCom Entity herein (other than those incorporated by reference under Section 4.8), without regard to any qualification as to materiality stated herein or in the CompuServe Agreement (including any reference to material, Material, Material Adverse Change or Material Adverse Effect in this Agreement or in the CompuServe Agreement), if and to the extent that the aggregate of all Losses and Expenses related to or arising out of all breaches (other than with respect to an intentional breach of any such representation, warranty, covenant or agreement, as to which no dollar threshold shall apply) described in this clause (iv) exceeds $10 million; (v) any breach of any other representations, warranties, covenants or agreements of WorldCom or any WorldCom Entity to the extent incorporated by reference herein under Section 4.8, without regard to any qualification as to materiality stated herein or in the CompuServe Agreement (including any reference to material, Material, Material Adverse Change or Material Adverse Effect in this Agreement or in the CompuServe Agreement), if and to the extent that 80.1% of the aggregate of all Losses and Expenses related to or arising out of all breaches (other than with respect to an intentional breach of any such representation, warranty, covenant or agreement, as to which no dollar threshold shall apply) described in this clause (v) exceeds $10 million; or (vi) any action, claim or proceeding brought in connection with the enforcement of the foregoing clauses; provided, that, in connection with any claim made hereunder in respect of which WorldCom may have a corresponding claim against Block or its Affiliates under the CompuServe Agreement, AOL shall cooperate with and assist WorldCom (with WorldCom being responsible for the payment of any related out-of-pocket expenses) reasonably incurred by AOL in connection with any such claims.

     (c) Notification of Claims. For the purpose of this Section 5.2, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party or parties pursuant to this Section 5.2, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Section 5.2. Whenever any claim shall arise for indemnification under this Section 5.2, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, promptly after becoming known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent such failure prejudices the Indemnifying Party. The WorldCom Indemnified Parties shall not be entitled to indemnification under Section 5.2(a)(iv) and the AOL Indemnified Parties shall not be entitled to indemnification under Section 5.2(b)(iii) unless, prior to March 15, 1999, a WorldCom Indemnified Party has notified AOL, or an AOL Indemnified Party has notified WorldCom, as the case may be, in writing in reasonable detail of the existence of any Losses and Expenses that may reasonably be expected to give rise to any such indemnification obligation. Notwithstanding any provision herein to the contrary, any claim for indemnification related to or arising out of any ANS Tax matter set forth in Section 6.2(a) and Section 6.2(b) shall be governed solely by Section 6.2 hereof, any claim for indemnification related to or arising out of any CompuServe Tax matter incorporated based on Sections 9.2(a) and 9.2(b) to the extent incorporated by reference herein by Section 4.8 shall be governed by the same procedures as set forth in Section 9.2 of the CompuServe Agreement, substituting WorldCom for Block and AOL for WorldCom.

     (d)  Indemnification Procedures.

          (i) After the giving of notice by an Indemnified Party as required by paragraph (c) of any claim or the commencement of any action by a Person or Governmental Entity who is not a party to this Agreement or an Affiliate of such a party (a "Third-Party Claim"), if the Indemnifying Party undertakes to defend any such claim, it shall be required to take control of the defense and investigation with respect to such claim and to employ and engage reputable attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified

     Party's name of appropriate crossclaims and counterclaims). In connection with any Third-Party Claim, each Indemnified Party shall use reasonable efforts to make available to the Indemnifying Party upon written request and at reasonable times, its and its subsidiaries' officers, directors, employees and agents to act as witnesses to the extent that such persons may reasonably be required to be available in connection with any claim under this Section 5.2. The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this paragraph (d)(i), if a Third-Party Claim is for money damages asserted in an amount not to exceed $1,000,000 and is principally for non-monetary relief that would have a continuing Material Adverse Effect on the Indemnified Party, then the Indemnified Party shall be entitled to take control of the defense and investigation with respect to such claim and to employ and engage reputable attorneys of its own choice reasonably acceptable to the Indemnifying Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnifying Party of such election.



          (ii) If, within a reasonable time following receipt of a notice of a Third-Party Claim pursuant to paragraph (d), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest at the expense of the Indemnifying Party to the extent provided in this Section 5.2 any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party).

          (iii) Any claim of indemnification for Losses and Expenses which does not result from a Third-Party Claim shall be asserted by written notice given by the party claiming a right of indemnification ("Indemnitee") to the party from whom indemnification is sought ("Indemnitor") specifying in reasonable detail the nature and basis for the claim and the Losses and Expenses incurred. Such Indemnitor shall have a period of 30 days after the receipt of such notice within which to respond thereto. If the Indemnitor does not respond within such 30-day period, such Indemnitor shall be deemed to have refused to accept responsibility to make payment. If such Indemnitor does not respond within such 30-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party, under applicable law or under this Agreement.

          (iv) If the amount of any Losses and Expenses shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement, insurance proceeds or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnitor.

     (e) Tax-Related Adjustment. An indemnity payment otherwise due and payable hereunder (i) shall be decreased (but not below zero) to the extent of any net actual reduction in federal income Tax liability that is actually realized by the Indemnified Party at the time of its payment of an indemnifiable loss and
(ii) shall be increased to indemnify the Indemnified Party for any additional federal income Taxes payable by the Indemnified Party by reason of the receipt or accrual of such indemnity payment.

     5.3 No Contribution. AOL, for itself and on behalf of the AOL Entities, waives, and acknowledges and agrees that it and they will not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution, right of subrogation, right of indemnity or other similar right or remedy against ANS and the ANS Entities with respect to any action or failure to act by any AOL Entity, including ANS and the ANS Entities, occurring prior to the Effective Time in connection with any actual or alleged breach of any representation, warranty, covenant or other obligation or agreement set forth in this Agreement or any Losses or Expenses referred to in Section 5.2 or Section 6.2.

     5.4 Access to Information. Subject to the provisions of the Confidentiality Agreement, between the date hereof and the Closing Date, each of AOL and WorldCom and their respective Entities shall (i) give to each such other party and its counsel, accountants and other representatives reasonable access, at reasonable times and after reasonable notice, to all the properties, documents, contracts, personnel files (subject to applicable law) and other records of such party reasonably related to the transactions contemplated hereby; (ii) furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request; and (iii) shall disclose and make available to each such party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party, to the extent appropriate to AOL's and WorldCom's respective interests in the transactions contemplated hereby. Nothing contained in this Section 5.4 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the Assets of the other party. With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties without regard to any investigations made by such parties. None of the parties hereto shall have any liability to any other party hereto resulting from the sharing with such other party of any information obtained in the course of the due diligence review by the parties relating to CompuServe, the CompuServe Entities or the CompuServe Assets, or resulting from any inaccuracy in any such information.

     5.5 Confidentiality. AOL and WorldCom acknowledge and confirm that they have entered into a letter agreement dated August 14, 1997 by and among AOL, WorldCom and CompuServe (the "Confidentiality Agreement") and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, notwithstanding AOL's and

WorldCom's entering into this Agreement and whether or not the transactions contemplated by this Agreement are consummated or terminated.

     5.6  HSR Act Compliance, Etc.

     (a) AOL and WorldCom shall promptly make their respective filings, and shall thereafter use their best efforts to promptly make any required submissions, under the HSR Act with respect to the transactions contemplated hereby. AOL and WorldCom shall use their respective reasonable efforts to promptly make all other required submissions with respect to all other permits, authorizations, consents and approvals from third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement.

     (b) AOL and WorldCom also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated by this Agreement: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act or any similar foreign antitrust law; and making proposals. The parties hereto will consult, consistent with their respective legal obligations, and cooperate with each other, and consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

     5.7 Public Disclosures. AOL and WorldCom shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange Act, NASDAQ or any national securities exchange as advised by counsel, in which case the parties shall use their reasonable efforts to consult with each other prior to issuing such a release or making such a statement. WorldCom and AOL each shall issue a press release and may issue a mutually acceptable joint press release, promptly upon execution and delivery of this Agreement.

     5.8 Resignation of Directors and Officers. At or prior to the Closing, ANS shall deliver to WorldCom if and as requested by WorldCom evidence satisfactory to WorldCom of the resignation of the directors and officers, solely in their capacities as such, of ANS and any ANS Entity, such resignations to be effective at the Closing.

     5.9 Notification of Certain Matters. AOL and ANS shall give prompt notice to WorldCom, and WorldCom shall give prompt notice to AOL and ANS, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would or could reasonably be expected to cause any representation or warranty respectively made by them and contained in this Agreement to be untrue or inaccurate at or prior to the Closing, as the case may be, and (b) any failure of AOL, ANS or WorldCom, as the case may be, to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.10  No Solicitation.

     (a) Neither AOL nor ANS shall, nor shall AOL permit any AOL Entity or authorize or permit any officer, director or employee, investment banker, attorney, agent or other advisor or representative of any of them to (i) initiate, solicit, or encourage, directly or indirectly, the submission of, any ANS Competitive Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or take any other action to facilitate knowingly the making of any proposal that constitutes, or may reasonably be expected to lead to, an ANS Competitive Proposal. For purposes of this Agreement, an "ANS Competitive Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a significant part of the stock or assets of ANS or any ANS Entity or of the ANS Network Services Business or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ANS or any ANS Entity, other than the transactions contemplated by this Agreement.

     (b) AOL and ANS shall advise WorldCom of any request for information from it or the receipt by it of any ANS Competitive Proposal within 24 hours of such request or receipt, describing in reasonable detail the information requested, the material terms and conditions of such request or proposal, and the identity of the Person making any such request or proposal.

     (c) Immediately upon the execution of this Agreement, AOL and ANS shall cease any ongoing discussions or negotiations with any parties previously conducted with respect to any actual or potential ANS Competitive Proposal and request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of an ANS Competitive Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of AOL or ANS.

     (d) WorldCom shall not, nor shall it permit any WorldCom Entity or authorize or permit any officer, director or employee, investment banker, attorney, agent or other advisor or representative of any of them to (i) initiate, solicit, or encourage, directly or indirectly, the submission of, any WorldCom Competitive Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate knowingly the making of any proposal that constitutes, or may reasonably be expected to lead to, a WorldCom Competitive Proposal. For purposes of this Agreement, a "WorldCom Competitive Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a significant part of the CompuServe Online Services Business, other than WorldCom's indirect acquisition thereof pursuant to the CompuServe Agreement.

     (e) WorldCom shall advise AOL of any request for information from it or the receipt by it of any WorldCom Competitive Proposal within 24 hours of such request or receipt, describing in reasonable detail the information requested, the material terms and conditions of such request or proposal, and the identity of the Person making any such request or proposal.

     (f) Immediately upon the execution of this Agreement, WorldCom shall cease any ongoing discussions or negotiations with any parties previously conducted with respect to any actual or potential WorldCom Competitive Proposal and request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of a WorldCom Competitive Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of WorldCom.

     5.11 Other Actions. Unless such action or omission is required by applicable law, neither AOL nor ANS nor WorldCom shall knowingly or intentionally take any action or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of the representations and warranties set forth herein being or becoming untrue or inaccurate or any of the conditions to the Closing set forth in this Agreement not being satisfied, or would adversely affect the ability of AOL, ANS, or WorldCom to obtain any consents or approvals required of it for the consummation of the transactions contemplated by this Agreement, without imposition of a condition or restriction which would have a Material Adverse Effect, or would, or might reasonably be expected to, otherwise materially impair the ability of AOL, ANS or WorldCom to consummate the transactions contemplated by this Agreement, in accordance with the terms of this Agreement or materially delay any such consummation. The foregoing shall not limit WorldCom's ability to exercise its rights under the CompuServe Agreement.

     5.12 Cooperation. Each of AOL, ANS and WorldCom shall use its best efforts
(i) to cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Closing, in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain any such consents in a timely manner, (ii) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed by agency or court order on such party (or any subsidiaries or other Affiliates of such party) with respect to this Agreement, and (iii) to take, or cause to be taken, all actions necessary to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public entity which is required to be obtained or made by such party or of the ANS Entities or other Affiliates in connection with this Agreement and the transactions contemplated hereby.

     5.13  ANS and ANS Network Services Business Employees.

     (a) All current employees of ANS and the ANS Entities ("ANS Employees") as of the Closing shall be employed or offered employment, immediately after the Effective Time, by ANS or another WorldCom Entity. At and after the Effective Time, WorldCom shall honor, and cause ANS to honor, all provisions of all employment or severance agreements or plans (excluding stock option or award plans, which are separately addressed in Section 1.8) in effect for ANS Employees (or any former employee of ANS or any ANS Entity that would have been an ANS Employee had he or she been employed by ANS, an ANS Entity or AOL on the Closing

Date) as of the Closing. Schedule 5.13 is a complete list of all ANS Employees and all such employment and severance agreements and plans existing as of the date hereof (the "Schedule 5.13 Agreements"), true and complete copies of which have been provided to WorldCom. Notwithstanding the foregoing, at any time after the Closing, the employment of any ANS Employee may be terminated and any
Schedule 5.13 Agreement may be amended or terminated in accordance with its terms.

     (b) WorldCom, following the Closing Date, shall permit such ANS Employees who are retained as employees of ANS or any ANS Entity or become WorldCom employees thereafter and who were participating in AOL or ANS Benefit Plans immediately prior to the Closing Date, to participate in corresponding employee compensation and benefit plans, programs, policies and fringe benefits of WorldCom in accordance with the eligibility criteria thereof (it being understood that such plans, programs, policies and fringe benefits after the Closing will be those of WorldCom immediately before the Closing, as such plans, programs, policies or fringe benefits may thereafter be amended, terminated, discontinued or supplemented). In so doing, WorldCom shall credit prior service of ANS Employees with ANS or any AOL Entity, as applicable, for purposes of determining the vesting, eligibility, waiting periods or qualification of or participation of such employees under WorldCom's benefit programs and any successor benefit programs to the extent that such prior service was recognized under such ANS Benefit Plans (which shall include vacation pay plans but shall not include stock option or award plans); such prior service credited under a WorldCom benefit program shall include service with other entities to the extent that such service is credited by ANS or any AOL Entity for purposes of any ANS Benefit Plan similar to such WorldCom benefit plan. Notwithstanding the preceding sentence, WorldCom may continue (or cause ANS to continue after the Closing) the participation by ANS employees in one or more of the ANS Benefit Plans, and WorldCom will be deemed to have satisfied its obligations under this
Section 5.13(b) with respect to the type of benefits provided under such ANS Benefit Plan(s).

     5.14 ANS Name. AOL acknowledges that the name "ANS," whether alone or in combination with one or more other words, will be an asset solely of ANS or the ANS Entities immediately following the Closing. Nothing in this Agreement shall reserve a license or constitute a retention or transfer of rights in or with respect to the word "ANS" to AOL or any other Person (except ANS and the ANS Entities) after the Closing and neither AOL nor any such other Person acting by or through any grant or right from AOL shall use or purport to use, license or otherwise transfer the word "ANS" for any business purpose after the Closing. Following the Closing, AOL agrees to take all actions and to execute all documents and certificates as WorldCom may reasonably request to effectuate the intention of this Section 5.14.

     5.15 CompuServe Name. WorldCom and AOL are entering into an agreement contemporaneously with the signing of this Agreement (the "Agreement to Form Business Entity"), providing that both WorldCom and AOL shall form an entity to hold, maintain, license and defend rights to the use of the CompuServe name, with WorldCom and its Affiliates having rights of use in the network services business, and with AOL and its Affiliates having rights of use in the online services business.

     5.16 Noncompetition and Nonsolicitation Agreement. Subject to the satisfaction of the conditions to its obligations in Article VII, below, AOL shall execute and deliver to WorldCom at Closing, without further consideration, an agreement in substantially the form attached hereto as Exhibit E (the "Noncompetition and Nonsolicitation Agreement").

     5.17 Key-Employee Nondisclosure and Nonsolicitation Agreements. AOL shall use its best efforts to obtain, at or prior to the Closing, duly executed nondisclosure and nonsolicitation agreements in substantially the form attached as Exhibit F (the "Key Employee Agreements") (unless signed prior to the execution of this Agreement) from the significant employees, officers and directors of ANS and the ANS Entities designated by WorldCom in writing.

     5.18 Board Seat. Promptly after the Effective Time, WorldCom shall cause the current Chief Executive Officer of AOL, if he so requests within thirty days after the date hereof, to be appointed to the Board of Directors of WorldCom.

     5.19 Services Agreements. AOL and WorldCom shall execute and deliver to each other at the Closing (a) a services agreement in substantially the form attached hereto as Exhibit G (the "Transition Services Agreement") and (b) network services agreements in substantially the forms attached hereto as Exhibits H and I (the "Network Services Agreements").

     5.20 Status of Title to the CompuServe Assets. WorldCom and the WorldCom Entities shall not cause any lien, encumbrance or other defect in title to any of the CompuServe Assets to be created prior to the transfer thereof to AOL or its designee or designees at the Closing.

     5.21 Delivery of ANS Shares. AOL shall deliver the ANS Shares, at the Closing, to WorldCom (or to CompuServe if directed by WorldCom) free and clear of all Liens and Other Encumbrances.


     5.22 Consummation of Merger. WorldCom shall use all reasonable efforts to cause the conditions to closing under the CompuServe Agreement to be satisfied, including the exercise of proxy or option rights which may be granted to WorldCom in connection with the CompuServe Agreement; provided, that this Section shall not be deemed to require WorldCom (i) to waive any substantive rights, or (ii) to incur any substantial expense or obligation not otherwise required of it, or (iii) to cause the Merger or related transactions to proceed on terms which do not preserve the overall business and economic objectives of WorldCom as evidenced by this Agreement and the CompuServe Agreement. In addition, WorldCom shall cause WAC to consummate the Merger if all conditions to such Merger shall have been satisfied or waived in accordance with the terms of the CompuServe Agreement.

     5.23 Covenants Relating to CompuServe Online Services Business. WorldCom shall cause Block , the Block Entities (as defined in the CompuServe Agreement), CompuServe and the CompuServe Entities to perform their respective covenants and agreements set forth in the CompuServe Agreement as in effect on this date, to the extent that any of the foregoing may affect the CompuServe Assets, the CompuServe Online Services Business or the rights of AOL hereunder.

     5.24 Exercise of Option; Negotiation Period. In the event that WorldCom becomes entitled to exercise the option (the "Option") granted to it pursuant to the Stockholders Agreement (as such term is defined in the CompuServe Agreement), WorldCom and AOL shall negotiate with each other in good faith, for so long as the Option remains exercisable and , if the Option is exercised by WorldCom, for 180 days following such exercise (the "Negotiation Period") with the goal of entering into agreements and arrangements and engaging in transactions which would, as closely as would be commercially reasonable at that time and in accordance with applicable law (and taking into account the changed facts and circumstances as they exist at that time), effectuate the intent and purposes of this Agreement and the transactions contemplated hereby. During the Negotiation Period, AOL and WorldCom shall each comply with the provisions of Sections 5.4 and 5.10.

                                   ARTICLE VI

                                  TAX MATTERS

     6.1 Section 338 Election. (a) The parties intend that the acquisition of ANS by WorldCom will constitute a qualified stock purchase within the meaning of
Section 338(d)(3) of the Code. At the request of WorldCom, AOL (as the common parent of the selling consolidated group within the meaning of Section 338(h)(10) of the Code), WorldCom, and ANS shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code (which elections shall be made with respect to ANS and each of the eligible ANS Entities requested by WorldCom) and, if permissible, similar elections under any applicable state, local or foreign income tax laws (jointly, the "Elections"). To the extent WorldCom has requested an Election, AOL agrees to report the transfer of ANS Shares (and the deemed sale of the shares of the affected ANS Entities) under this Agreement consistent with such Election and agrees not to take any action that could cause such Election to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, local or foreign tax provision).

     (b)  To the extent WorldCom has requested an Election:

          (i) To the extent possible, WorldCom, AOL, and ANS agree to execute at the Closing any and all forms necessary to effectuate the Election (including Internal Revenue Service Form 8023-A and any similar forms under applicable state, local or foreign income tax laws (the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the Closing, WorldCom, AOL and ANS agree to prepare and complete each such
     Section 338 Form no later than ten (10) Business Days prior to the date such Section 338 Form is required to be filed. AOL and WorldCom shall each cause the Section 338 Forms to be duly executed by an authorized person for AOL and WorldCom, in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

          (ii) As soon as practicable after the Closing Date, WorldCom shall deliver to AOL a written notice setting forth (with reasonable specificity)

     WorldCom's good faith calculation of (1) the Modified Aggregate Deemed Sales Price (as defined below) and the allocation thereof among the assets of ANS and of the affected ANS Entities in accordance with the principles of Treasury Regulation (S) 1.338(h)(10)-1(f)(1)(ii) and (2) the adjusted grossed-up basis of the assets of ANS and of the assets of the affected ANS Entities pursuant to Treasury Regulation (S) 1.338(h)(10)-1(e)(5) (the "Deemed Purchase Price") (collectively, "Buyer's Allocation"). Within 20 Business Days after receipt thereof, AOL shall deliver to WorldCom written notice indicating whether AOL agrees or disagrees with Buyer's Allocation. If AOL agrees with Buyer's Allocation or if AOL fails to deliver such written notice within such 20 Business Days, Buyer's Allocation shall constitute the "Agreed Allocation." If AOL provides timely written notice to WorldCom of any disagreement with Buyer's Allocation, the Agreed Allocation shall be determined through the Tax Settlement Procedure.
     Except as determined to the contrary by the appropriate taxing authority upon an audit of its (or its Affiliates') Tax Returns, each of AOL, ANS and the affected ANS Entities shall file all Tax Returns consistent with the Agreed Allocation. For purposes of this Section 6.1, the term "Modified Aggregate Deemed Sales Price" shall mean the amount resulting from the Elections, determined pursuant to Treasury Regulation (S) 1.338(h)(10)-1(f) without regard to items described in Treasury Regulation (S) 1.338(h)(10)- 1(f)(4)(ii) (it being understood that AOL may take such items into account in filing Tax Returns).

     (c) For purposes of this Agreement, the "Tax Settlement Procedure" is as follows:

     Upon receipt by AOL or by WorldCom, as the case may be (the "Calculating Party"), of notice from the other party (the "Disputing Party") of disagreement with any Tax calculation or determination supplied by the Calculating Party, the Calculating Party and the Disputing Party shall begin good faith negotiations to resolve such disagreement. If the Calculating Party and the Disputing Party are able to resolve such disagreement within ten (10) Business Days after the Calculating Party's receipt of notice of disagreement (or any longer period mutually agreed to by the parties), the relevant amount will become the amount agreed upon by the Calculating Party and the Disputing Party. If the Calculating Party and the Disputing Party are unable to resolve any disagreement within ten (10) Business Days after the Calculating Party's receipt of notice of disagreement, the Calculating Party and the Disputing Party shall jointly request the Tax Settlement Auditor referred to below to resolve any issue in dispute as soon as possible and shall cooperate with the Tax Settlement Auditor to resolve such dispute. The Tax Settlement Auditor shall be the national office of Price Waterhouse; provided that if, Price Waterhouse shall, at the time, be serving as the independent public accountants of either WorldCom or AOL or shall otherwise have a material relationship with either of them, then the Tax Settlement Auditor shall be the national office of KPMG Peat Marwick, or, if KPMG Peat Marwick shall have such a material relationship, the national office of another accounting firm mutually satisfactory to WorldCom and AOL. The Tax Settlement Auditor shall make a determination with respect to all disputed issues, which determination shall be set forth in a written report delivered to the Calculating Party and the Disputing Party. The Calculating Party and the Disputing Party shall each pay one-half of the fees and expenses of the Tax Settlement Auditor with respect to such determination.

     6.2 Tax Indemnification. (a) AOL and the AOL Entities (other than ANS and the ANS Entities) jointly and severally shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless WorldCom and any WorldCom affiliates and, after the Closing, ANS and the ANS Entities and each of their respective successors-in-interest from and against any and all Losses and Expenses for or in respect of each of the following:

          (i) Any and all Taxes with respect to any taxable period of ANS or any of the ANS Entities (or any predecessor) ending on or before the Closing Date (including any and all Taxes arising as a result of the Elections), but excluding any transactions occurring after the Closing (other than the Elections) which are not related to the transfer of ANS Shares and the other transactions contemplated by this Agreement ("Excluded Transactions");

          (ii) Any and all Taxes resulting from ANS or any of the ANS Entities (or any predecessor) having been (or ceasing to be) included in any affiliated, consolidated, combined or unitary Tax Return that included ANS or any of the ANS Entities (or any predecessor) for any taxable period (or portion thereof) ending on or before the Closing Date (including any liability for Taxes resulting from an acceleration of an "intercompany transaction" within the meaning of Treasury Regulation (S) 1.1502-13(d), any deferred income triggered by Treasury Regulation (S) 1.1502-14, and any excess loss accounts taken into income under Treasury Regulation (S) 1.1502-19 or any analogous or similar provisions under state, local or foreign law or any predecessor provision or regulation) that occurred on or before the Closing Date (but excluding the Excluded Transactions);

          (iii) Any and all Taxes of any member of an affiliated, consolidated, combined or unitary group (other than ANS or any ANS Entity) of which ANS or any ANS Entity (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of ANS or any ANS Entity (i) pursuant to Treasury Regulation (S) 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation, (ii) as a transferee or successor, or (iii) by contract or otherwise (including under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which ANS or any of the ANS Entities, any predecessor of ANS or any of the ANS Entities, or any transferor to ANS or any of the ANS Entities, is a party or is obligated thereunder;

          (iv) Any and all Employment and Withholding Taxes;

          (v) To the extent not previously paid, any and all real property Taxes allocable to ANS or any ANS Entity (or any predecessor) pursuant to Section 6.2(c) hereof (excluding real property Taxes resulting from the Excluded Transactions and any increase in real property Taxes arising from a revaluation of the property as a result of the sale of ANS Shares or the Elections);

          (vi) Any and all Taxes allocable to AOL, ANS or any ANS Entity pursuant to Section 6.2(c) hereof and not previously paid thereunder; and

          (vii) Any breach by AOL or any AOL Entity of any representation, warranty or covenant contained in Section 3.10 or Section 6.2.

     (b) WorldCom agrees to indemnify and hold harmless AOL and the other AOL Entities from and against (and AOL and the other AOL Entities shall have no liability under Section 6.2(a) on account of) any and all Losses and Expenses for or in respect of any and all Taxes of ANS or any of the ANS Entities (or any predecessor) that are not described in Section 6.2(a) (including Taxes resulting from an Excluded Transaction), except for such Taxes arising from a breach of a representation or warranty contained in Section 3.10, to the extent such representation or warranty has not expired pursuant to Section 5.2.

     (c) AOL and WorldCom shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of ANS and the ANS Entities on the Closing Date. In any case where applicable law does not permit ANS or any ANS Entity to close its taxable year on the Closing Date (and in the case of Taxes described in Section 6.2(a)(v)), Taxes attributable to the taxable period of ANS or a ANS Entity beginning on or before and ending after the Closing Date shall be allocated (i) to AOL for the period up to and including the Closing Date (excluding any Excluded Transaction and any increase in real property Taxes arising from a revaluation of the property as a result of the sale of ANS Shares or the Elections), and (ii) to WorldCom for the period subsequent to the Closing Date (including any Excluded Transaction and any increase in real property Taxes arising from a revaluation of the property as a result of the sale of ANS Shares or the Elections). Any allocation required to determine any Taxes attributable to any period beginning on or before and ending after the Closing Date (including any Taxes resulting from a Tax audit or administrative or court proceeding) shall be made by means of a closing of the books and records of ANS and the ANS Entities as of the close of business on the Closing Date, excluding any Excluded Transaction, and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days, except that extraordinary items described in Treasury Regulation (S) 1.1502-76(b)(2)(ii)(C) shall be allocated to the day that they are taken into account. Real property Taxes (excluding those arising from any Excluded Transaction and any increase in such Taxes arising from a revaluation of the property as a result of the sale of ANS Shares or the Elections) shall be allocated on the basis of elapsed days.

     (d) (i) Promptly after receipt by WorldCom, ANS or any of the ANS Entities of written notice of the assertion or commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax covered by Section 6.2(a) (each a "Tax Claim"), WorldCom shall notify AOL. Such notice shall contain factual information (to the extent known by WorldCom, ANS or any of the ANS Entities) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of WorldCom to give AOL prompt notice as provided herein shall not relieve AOL of any of its obligations under Section 6.2, except to the extent that AOL is materially prejudiced by such failure.

          (ii) AOL shall promptly notify WorldCom of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority which could reasonably be expected to affect the liability of ANS or any of the ANS Entities for Taxes. Such notice shall contain factual information (to the extent known by AOL or any AOL Entity) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of AOL to give WorldCom prompt notice as provided herein shall not relieve WorldCom of any of its obligations under Section 6.2, except and only to the extent that WorldCom or any of the WorldCom Entities (including ANS and any of the ANS Entities) is materially prejudiced by such failure.

          (iii) AOL shall have the sole right to represent ANS's or any of the ANS Entities' interests in any Tax audit or administrative or court proceeding relating to any Tax covered by Section 6.2(a) and to employ counsel of its choice, provided that (A) with respect to any taxable period referred to in Sections 6.2(a)(v) or (vi) hereof or ending after the Closing Date or (B) if the results of such Tax audit or proceeding could reasonably be expected to be material to WorldCom, ANS, or their Affiliates for any taxable period including or ending after the Closing Date, then AOL and WorldCom shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld provided; however, for a Tax audit or proceeding with respect to any Seller Consolidated and Combined Return, WorldCom shall only be entitled to participate actively with respect to those issues as to which they have an interest and not control jointly the settlement of the entire audit. AOL shall promptly notify WorldCom if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and WorldCom thereupon shall be permitted to defend and settle such Tax audit or proceeding.

     (e) (i) AOL shall properly prepare or cause to be properly prepared, and shall timely file or cause to be timely filed, (x) all Tax Returns which include ANS or any ANS Entities required to be filed on or before the Closing Date, and (y) all Tax Returns which include ANS or any ANS Entities or their assets or operations for all taxable periods of ANS and of the ANS Entities ending on or before the Closing Date (which Tax Returns shall include ANS and the ANS Entities and the reportable items from the assets or operations of ANS and the ANS Entities through and including the Closing
     Date). Such Tax Returns (insofar as they relate to ANS or any of the ANS Entities) shall be prepared in a manner consistent with past practices and prior audit adjustments and AOL shall pay or cause to be paid all Taxes shown as due on such Tax Returns or otherwise levied or assessed upon ANS or any of the ANS Entities or any of their assets on or prior to the Closing Date. Insofar as they relate to ANS and the ANS Entities, such Tax Returns shall be provided to WorldCom for WorldCom's review and comment 20 Business Days prior to filing, and WorldCom shall be entitled to suggest to AOL any reasonable changes to such Tax Returns, which suggestions may be rejected by AOL in its discretion. Any disagreement between the parties will be resolved through the Tax Settlement Procedure. AOL shall, subsequent to the Closing Date, provide written notice to AOL of its intent to file any amended Tax Return or claim for refund with respect to any taxable period ending on or prior to the Closing Date that could reasonably be expected to be material to WorldCom, ANS, or their Affiliates for any taxable period including or ending after the Closing Date, and AOL shall not make such filing without the consent of WorldCom, which consent shall not be unreasonably withheld.

          (ii) Except as set forth in clause (i) above, WorldCom shall be responsible for the filing and payment (subject to WorldCom's right to indemnification to the extent provided in Section 6.2(a)) of all other Tax Returns required to be filed after the Closing Date by or on behalf of ANS and any of the ANS Entities, or with respect to their assets and operations. WorldCom shall, subsequent to the Closing Date, provide written notice to AOL of its intent to file any amended Tax Return that could reasonably be expected to be material to AOL, and WorldCom shall not make such filing without the consent of AOL, which consent shall not be unreasonably withheld.

          (iii) With respect to any Tax Return required to be filed by WorldCom for a taxable period of ANS or any of the ANS Entities beginning on or before the Closing Date and ending after the Closing Date, WorldCom shall deliver, at least 20 Business Days prior to the due date for filing such Tax Return (including extensions), to AOL a statement setting forth the amount of Tax allocated to AOL pursuant to Section 6.2(c), (the "Tax Statement") and copies of such Tax Returns, and WorldCom shall cause ANS and the ANS Entities to pay all Taxes shown as due on such Tax Returns. AOL shall have the right to review such Tax Return and the Tax Statement prior to the filing of such Tax Return and to suggest to WorldCom any reasonable changes to such Tax Returns. Any disagreement between the parties will be resolved through the Tax Settlement Procedure. If the Tax Settlement Auditor is unable to make a determination with respect to any disputed issue within five (5) Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then WorldCom may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without AOL's consent. Notwithstanding the filing of such Tax Return, the Tax Settlement Auditor shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to AOL pursuant to Section 6.2(c) or
     Section 6.2(a)(v), as the case may be, shall be as determined by the Tax Settlement Auditor. The fees and expenses of the Tax Settlement Auditor shall be paid one-half by WorldCom, on the one hand, and one-half by AOL, on the other. Nothing in this Section 6.2(e)(iii) shall excuse AOL from its indemnification obligations pursuant to Section 6.2 hereof if the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are allocable to AOL pursuant to Section 6.2(c) or Section 6.2(a)(v), as the case may be, exceeds the amount determined under this Section 6.2(e)(iii).

          (iv) AOL and WorldCom shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by AOL or WorldCom for the preparation and timely filing of any Tax Returns required to be prepared and filed by AOL or WorldCom hereunder, or in connection with the preparation or filing of any election, claim for refund, consent or certification.

     (f) AOL and WorldCom shall provide to each other, and WorldCom shall cause ANS and the ANS Entities to provide to AOL, full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of ANS and the ANS Entities as AOL or WorldCom, as the case may be, may from time to time reasonably request and shall furnish, and request the independent accountants and legal counsel of AOL, WorldCom, ANS and the ANS Entities to furnish to AOL, WorldCom, ANS or the ANS Entities as the case may be, such additional Tax and other information and documents in the possession of such persons as AOL, WorldCom, ANS or the ANS Entities may from time to time reasonably request.

     (g) Any claim for indemnity hereunder may be made at any time prior to 60 Business Days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all extensions obtained, whether automatic or permissive).

     (h) The party seeking indemnification or other payment pursuant to this
Section 6.2 shall give the other party written notice of claim for indemnification or payment, which notice shall include a calculation of the amount of the requested indemnity or other payment and shall furnish to the other party copies of all books, records and other information reasonably requested by the other party to the extent necessary to substantiate such claim and verify the amount thereof. If reasonably necessary in order to make or substantiate a claim (or to determine if a claim should be made), each party shall be permitted access to the other party's books, records and other information in connection therewith. The party requested to make any indemnity or other payment pursuant to this Section 6.2 shall deliver to the party requesting payment, within 20 Business Days after receiving both the foregoing notice and all books, records and other information reasonably requested by it, a detailed statement describing its objections (if any) thereto. Any such objections will be resolved through the Tax Settlement Procedure.

     (i) AOL shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless WorldCom, ANS, and the ANS Entities, from and against any Losses and Expenses arising after the Closing Date arising under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which ANS or any of the ANS Entities, any predecessor of ANS or any of the ANS Entities, or any transferor to ANS or any of the ANS Entities, is a party or is obligated thereunder, in each case on or prior to the Closing Date. None of WorldCom, ANS or any of the ANS Entities shall have any liability pursuant to any such agreement after the Closing Date.

     6.3 Tax Related Adjustments. (a) AOL and WorldCom agree that any indemnity payment made under this Agreement shall be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to
(i) AOL (other than as an adjustment to the

Purchase Price) or (ii) WorldCom, ANS or any ANS Entity, for federal income Tax purposes by the IRS, the indemnifying party shall indemnify the indemnified party for any additional federal income Taxes payable by the indemnified party by reason of the receipt or accrual of such indemnity payment (including any payments under this Section 6.3).

     (b) An indemnity payment otherwise due and payable hereunder shall be decreased (but not below zero) to the extent of any net actual reduction in federal income Tax liability that is actually realized by the indemnified party at the time of its payment of an indemnifiable loss.

     (c) Except as provided in Section 6.3(d), WorldCom shall pay to AOL, any refund of any Tax for which AOL is responsible under Section 6.2(a) other than as a result of a carryback of any credit or deduction from a taxable year ending after the Closing Date. WorldCom shall pay to AOL such refund (including interest received thereon) (reduced by any actual Tax increase or actual Tax detriment to WorldCom, ANS or any of the ANS Entities as a result of the receipt thereof, but increased by any actual Tax benefit resulting from such payment) promptly upon receipt thereof by the recipient thereof. WorldCom shall, if AOL requests, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which AOL is entitled under this Section 6.3(c), and WorldCom shall permit AOL to principally control the prosecution of any such refund claim, provided, however, that WorldCom must consent to any such refund claim, which consent may not be unreasonably withheld, and that any such refund claim shall be at the sole expense of the AOL.

     (d) AOL agrees that to the extent that ANS or any of the ANS Entities realizes any Tax attribute after the Closing Date that either is required to be or optionally may be carried back to a taxable period ending on or prior to the Closing Date, AOL shall, at WorldCom's sole expense, permit such carryback, shall cooperate in the filing of any required returns or claims for refund and shall pay WorldCom any Tax refund received (including interest received thereon) (reduced by any actual Tax increase or Tax detriment to AOL as a result of the receipt thereof but incurred by any actual Tax benefit resulting from such payment) or the amount of any reduction in Taxes so obtained by the Seller Group (as hereinafter defined); provided, however, in the event that any Tax attribute generated after the Closing Date by WorldCom, ANS or any ANS Entity or any member of any affiliated group (or other group filing on a combined basis) of which any thereof is a member (any of the foregoing being referred to herein as a "Buyer Group Member") is carried back to a taxable year (or portion thereof) of AOL's affiliated group (or other group filing on a combined basis of which ANS or any of the ANS Entities is a member) (the "Seller Group") that ended on or prior to the Closing Date and, as a result of such carryback, any Tax attribute generated by the Seller Group (whether in the same year or in a prior or subsequent year) is not capable of being carried back or forward to the same extent it would have been had no such Buyer Group carryback occurred, such refund to WorldCom shall be reduced by an amount sufficient to place the Seller Group in the same position as it would have been in if no such carryback occurred (except that AOL shall pay WorldCom (when and as actually realized) any refund of Taxes or actual reduction of Taxes otherwise payable by the Seller Group that is subsequently realized by the Seller Group as a result of the Seller Group's use of any Tax attributes that would otherwise have been utilized by the Seller Group earlier had the Tax attribute of WorldCom, ANS or any ANS Entity (or any other Buyer Group Member) not been so carried back.

     6.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with the effectuation of the transfer of ANS Shares and the ANS Network Assets to WorldCom shall be paid by AOL when due; and all transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with the effectuation of the transfer of the CompuServe Assets to AOL or its designee or designees shall be paid by WorldCom when due. The party obligated to pay such Taxes and fees shall, at its own expense, file all necessary Tax Returns and other documentation with respect to the applicable transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable law, WorldCom and AOL will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation prepared by the other.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     7.1 Mutual Conditions. The respective obligations of each party to consummate the Purchase and Sale and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

     (a) Any mandatory waiting period (and any extension thereof) applicable to the consummation of the Purchase and Sale under the HSR Act shall have expired or been terminated.

     (b) Any mandatory waiting period (and any extension thereof) applicable to the consummation of the Purchase and Sale under any foreign competition law or similar law shall have expired or been terminated.

     (c) The transactions contemplated by the CompuServe Agreement shall have been consummated.

     7.2 Conditions to Obligations of WorldCom. The obligation of WorldCom to consummate the Purchase and Sale and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived prior to the Closing by WorldCom):

     (a) The representations and warranties of AOL and ANS set forth in this Agreement that are qualified by Material Adverse Effect or otherwise as to materiality shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not have a Material Adverse Effect with respect to ANS or, after the Closing Date, a Material Adverse Effect with respect to WorldCom or ANS, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing, except to the extent that such representations and warranties are expressly related to a specific earlier date (in which case such representations and warranties that are qualified by a Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not, individually or in the aggregate have a Material Adverse Effect with respect to ANS or, after the Closing, a Material Adverse Effect with respect to WorldCom or ANS, on and as of such earlier date). None of the representations or warranties regarding CompuServe or any of the CompuServe Entities contained in Article III, disregarding any qualifications regarding materiality, Material, Material Adverse Change or Material Adverse Effect, shall be untrue or incorrect, except for such untrue or incorrect representations or warranties that, when taken as a whole, do not constitute a Material Adverse Effect.

     (b) Each of the covenants and agreements of AOL and ANS to be performed or observed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed or observed except where such failure would not have a Material Adverse Effect with respect to ANS or would not materially impair the ability of WorldCom to consummate the Purchase and Sale and the other transactions contemplated hereby.

     (c) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order whether temporary, preliminary or permanent which is in effect or which has or would have the effect of making the transactions contemplated by this Agreement illegal or restraining or prohibiting consummation of such transaction or imposing material restrictions on the conduct of WorldCom's or any WorldCom Entity's business following the consummation of such transactions.

     (d) WorldCom shall have been furnished with certificates, executed by duly authorized officers of AOL dated the Closing Date, certifying as to the fulfillment of the conditions set forth in the immediately preceding clauses (a) and (b).

     (e) WorldCom shall have received opinions in form and substance reasonably acceptable to WorldCom from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the due organization, valid existence and good standing and corporate authority of AOL; as to the due organization, valid existence and good standing and corporate authority of ANS; and the due authorization of the execution and delivery of this Agreement and the enforceability of this Agreement against such of the aforesaid entities in accordance with its terms as of the Closing Date.

     (f) AOL shall have executed and delivered to WorldCom and ANS the Assignment and Assumption Agreement, the Agreement to Form Business Entity, the Noncompetition and Nonsolicitation Agreement, the Transition Services Agreement and the Network Services Agreements and shall have delivered to WorldCom the Key Employee Agreements as required by Section 5.17.

     (g) Neither ANS nor any ANS Entity shall have suffered a Material Adverse Change from the date of the Balance Sheet to the Closing Date.

     7.3 Conditions to Obligations of AOL and ANS. The respective obligations of AOL and ANS to consummate the Purchase and Sale and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived by AOL prior to the Closing Date):

     (a) The representations and warranties of WorldCom set forth in this Agreement that are qualified by Material Adverse Effect or otherwise as to materiality shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not have a Material Adverse Effect with respect to WorldCom, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties are expressly restricted to a specific earlier date (in which case such representations and warranties that are qualified by a Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not, individually or in the aggregate have a Material Adverse Effect with respect to WorldCom on and as of such earlier date). None of the representations or warranties regarding WorldCom or any of the WorldCom Entities contained in Article IV, disregarding any qualifications regarding materiality, Material, Material Adverse Change or Material Adverse Effect, shall be untrue or incorrect, except for such untrue or incorrect representations or warranties that, when taken as a whole, do not constitute a Material Adverse Effect. Notwithstanding the foregoing, if there should occur a Material Adverse Change with respect to the CompuServe Online Services Business, that shall not limit or affect the obligations of AOL to proceed with the transactions described herein, but the adjustment provision of
Section 1.11 shall be applicable.

     (b) WorldCom shall have paid the Cash Consideration, adjusted as provided in Section 1.3(b)(i), shall have executed and delivered to AOL the Assignment and Assumption Agreement, shall have executed and delivered to AOL or its designee or designees the Bill of Sale and other appropriate documents of transfer relating to the CompuServe Assets, providing for the transfer to AOL or such designee or designees of all of the CompuServe Assets, subject to the CompuServe Liabilities, free and clear of any Liens or Other Encumbrances which would have a Material Adverse Effect on the CompuServe Online Services Business; provided, that if there shall have occurred a Material Adverse Change with respect to the CompuServe Online Services Business, that shall not limit or affect the obligations of AOL to proceed with the transactions described herein, but the adjustment provision of Section 1.11 shall be applicable.

     (c) Each of the covenants and agreements of WorldCom to be performed or observed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed or observed except where such failure would not have a Material Adverse Effect with respect to ANS or would not materially impair the ability of AOL or ANS to consummate the Purchase and Sale and the other transactions contemplated hereby.

     (d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or injunction (other than a temporary restraining order) which would have the effect of making the transactions contemplated by this Agreement illegal or prohibiting consummation of such transaction.

     (e) Each of AOL and ANS shall have been furnished with a certificate, executed by duly authorized officers of WorldCom, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in clauses (a) and
(c) above.

     (f) WorldCom shall have made arrangements for the release of the obligations of AOL in respect of the lease obligations of ANS or ANS Entities which are described on Schedule 7.3(f), or for indemnification of AOL by WorldCom of any liability which may be incurred by AOL subsequent to the Closing in respect of any such guarantee.

     (g) Each of AOL and ANS shall have received opinions in form and substance reasonably satisfactory to them from Bryan Cave LLP as to the due incorporation, valid existence and corporate authority of WorldCom, the due authorization of the execution and delivery of this Agreement by WorldCom, and the enforceability of this Agreement against WorldCom in accordance with its terms as of the Closing Date.

     (h) WorldCom, ANS and/or any of the other WorldCom Entities shall have executed and delivered to AOL the Agreement to Form Business Entity, the Transition Services Agreement and the Network Services Agreements.

     (i) If there shall be any Delayed Assets, WorldCom shall confirm to AOL at the Closing its obligations in respect of such Delayed Assets as provided in
Section 1.4.

     (j) The Merger shall have been consummated as provided in the CompuServe Agreement, and there shall have been no amendments to the CompuServe Agreement or waivers of any obligations of Block or any other parties thereunder, which amendment or waiver would materially and adversely affect the interests of AOL in respect of the CompuServe Assets, the CompuServe Online Services Business or the transactions contemplated under this Agreement.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

     (a)  By mutual written consent of WorldCom and AOL;

     (b)  By either of WorldCom or AOL:

          (i) If the Closing shall not have occurred on or before March 1, 1998, unless the failure to do so is the result of a breach of this Agreement by the party seeking to terminate this Agreement (which party shall be deemed to include AOL and ANS, if AOL is seeking to terminate this Agreement or

          (ii)  If the CompuServe Agreement is terminated;

     (c) By WorldCom or AOL in the event the non-terminating party breaches
Section 5.10;

     (d) By WorldCom, in the event of a breach by AOL or ANS of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would result in the failure of a condition set forth Section 7.2(a) or (b) and (ii) cannot be or has not been cured by March 1, 1998 (an "AOL Material Breach"), provided that there is not then a WorldCom Material Breach (as hereinafter defined); or

     (e) By AOL, in the event of a breach by WorldCom of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would result in the failure of a condition set forth in Section 7.3(a) or (c) and (ii) cannot be or has not been cured by March 1, 1998 (a "WorldCom Material Breach"), provided that there is not then an AOL Material Breach.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and be of no further legal effect, without any liability or obligation on the part of any party, other than the provisions of this Section 8.2 and Sections 5.2, 5.5, 5.24, 8.3, 8.4, 8.5, 9.2, 9.3, 9.4, 9.5, 9.8, 9.9, 9.10, 9.11 and 9.12 and
except that nothing herein shall relieve any party from liability for any willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of AOL, ANS and WorldCom by their respective duly authorized officers.

     8.4 Waiver. The parties hereto may waive any provision of this Agreement by a writing signed by the party against whom the waiver is to be effective by a duly authorized officer. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights herein provided shall be cumulative.

     8.5  Expenses.

     (a) At the Closing, AOL shall pay (except as otherwise provided herein) all costs and expenses incurred by it and by ANS and any AOL Entity (including the fees, commissions and expenses of all investment bankers, financial advisors, legal advisors, consultants and accountants) in connection with this Agreement and the transactions contemplated hereby and in connection with any and all discussions, negotiations and other activities concerning any previously contemplated possible merger, acquisition or other similar transaction with CompuServe or any party affiliated with CompuServe. Notwithstanding the foregoing, if this Agreement is terminated (i) by WorldCom pursuant to Section 8.1(c) or Section 8.1(d) (if as a result of a willful breach by AOL or ANS), or
(ii) by AOL pursuant to Section 8.1(c) or Section 8.1(e) (if as a result of a willful breach by WorldCom), then in the case of clause (i) AOL shall be obligated to pay, and shall forthwith pay, to WorldCom the amount of $15,000,000 or in the case of clause (ii), WorldCom shall be obligated to pay, and shall forthwith pay, to AOL the aggregate amount of $15,000,000.

     (b) AOL, ANS and WorldCom acknowledge that the provisions for the allocation of expenses in Section 8.5 are integral parts of the transactions contemplated by this Agreement and that, without these provisions, they would not have entered into this Agreement. Accordingly, if an expense reimbursement or fee shall become due and payable by either party, and such party shall fail to pay such expense or fee when due pursuant to Section 8.5, and, in order to obtain such payment, suit is commenced which results in a judgment against such party therefor, such party shall pay the other party's reasonable costs, fees and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any such amounts determined to be due pursuant to Section 8.5 (computed from the date upon which such amounts were due and payable pursuant to Section 8.5 on the basis of the number of days elapsed) and such costs (computed from the date incurred) at the prime or base rate of interest announced from time to time by NationsBank of Texas, N.A. for its most favored borrowers.

     (c) If Block, Block Group or CompuServe pays to WorldCom the fee set forth in Section 11.5(a) of the CompuServe Agreement, WorldCom shall pay 50 percent of such amount to AOL within five (5) days of receipt thereof, as a further reimbursement of expenses incurred by AOL in connection with the transactions described hereunder.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Representations and Warranties; Survival. The representations and warranties of any party other than ANS in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall remain in effect for the applicable periods of indemnity provided in Section 5.2; ANS's representations and warranties, however, in this Agreement or in any instrument delivered pursuant to this Agreement, shall expire upon the Closing.

     9.2 Notices. Any notices or other communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, facsimile and overnight courier, registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at the following addresses, or at such other address as such party may advise the others in writing from time to time by like notice:

          If to WorldCom:

               Charles T. Cannada
               Senior Vice President--Corporate Development
               WorldCom, Inc.
               515 East Amite Street
               Jackson, Mississippi 32901-2707
               Facsimile: (601) 360-8615

          with copies to:

               Bryan Cave LLP
               One Metropolitan Square, Suite 3600
               St. Louis, Missouri  63102-2750
               Attention:  R. Randall Wang
               Facsimile:  (314) 259-2020

          If to AOL or (prior to the Closing) ANS:

               America Online, Inc.
               Miles Gilburne
               Senior Vice President, Corporate Development
               America Online, Inc.
               22000 AOL Way
               Dulles, VA 20166
               Telecopier: (703) 265-3995

          with a copy to:

               George Vradenburg III
               Senior Vice President & General Counsel
               America Online, Inc.
               22000 AOL Way
               Dulles, VA 20166
               Facsimile: (703) 265-3995

All such notices or other communications shall be deemed to have been duly given on the date of hand delivery or telecopy or facsimile, if receipt is confirmed, or on the next Business Day following timely deposit of such communications with overnight courier or on the third Business Day following the date of mailing, if delivered by registered or certified mail.

     9.3 Governing Law and Dispute Resolution. This Agreement shall be interpreted, construed and enforced in accordance with the law of the State of Delaware, applied without giving effect to any conflicts-of-law principles, except to the extent that Georgia law is applicable to the internal affairs of WorldCom. Any dispute relating to this Agreement or the transactions contemplated hereby shall be resolved in the state courts of general jurisdiction, or the Chancery Court if it has subject matter jurisdiction, of the State of Delaware or in the United States District Court for the District of Delaware. Each party irrevocably submits to such courts' exclusive jurisdiction and acknowledges that such courts are a convenient forum and consents to service of process at the address for such party set forth in
Section 9.2.

     9.4 Specific Performance. Each party acknowledges and agrees that, in the event of an actual or threatened breach of any of the provisions of this Agreement by such party, the harm to the others will be immediate, substantial and irreparable and that monetary damages will be inadequate. Accordingly, each party agrees that, in such an event, the others will be entitled to equitable relief, including an injunction and an order of specific performance, in addition to any and all other remedies at law or in equity.

     9.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.6 Financial Information. Following the Closing, WorldCom will cooperate with AOL in furnishing financial information to AOL relating to the CompuServe Online Services Business for periods prior to the Closing (to the extent WorldCom acquires or has access to such information through its acquisition of CompuServe in the Merger), and shall, if so directed by AOL, request such information from CompuServe and from Block, and enforce its rights to require delivery of information under the CompuServe Agreement, to the extent such information may be required by AOL to prepare financial information required to be filed with the Securities and Exchange Commission.

     9.7 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

     9.8 Entire Agreement. This Agreement, including all exhibits and schedules attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties except the Confidentiality Agreements, written or oral, with respect to the subject matter hereof and thereof.

     9.9 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     9.10 Binding Effect; Assignability. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, including, in the case of AOL, any affiliated entity to which it may assign or transfer any portion of the CompuServe Assets, and nothing in this Agreement, express or implied (other than the provisions of Section 5.2, which provisions are intended to benefit the Indemnified Parties and may be enforced by such beneficiaries), is intended to or shall confer upon any Person any right, benefit or remedy of nature whatsoever under or by virtue of this Agreement. No party may assign or delegate any right or obligation hereunder without the prior written consent of the other parties. Any assignment of rights or delegation of obligations not in compliance herewith shall be null and void.

     9.11 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by WorldCom, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     9.12 Schedules. The Schedules in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

                                   ARTICLE X

                                  DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings indicated below:

     "Adjustment Factor" has the meaning set forth in Section 1.9(a).

     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

     "Agreed Allocation" has the meaning set forth in Section 6.1(b)(ii).

     "Agreement" has the meaning set forth in the first paragraph of this Purchase and Sale Agreement.

     "Agreement to Form Business Entity" has the meaning set forth in Section 5.15.

     "ANS" has the meaning set forth in the first paragraph of this Agreement.

     "ANS Benefit Plans" has the meaning set forth in Section 3.11(a).

     "ANS Closing Date Balance Sheet" has the meaning set forth in Section 1.6.

     "ANS Competitive Proposal" has the meaning set forth in Section 5.10(a).

     "ANS Employees" has the meaning set forth in Section 5.13(a).

     "ANS Entity" or "ANS Entities" means any corporation, limited liability company, partnership, limited partnership or other organization whether incorporated or unincorporated (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by ANS and/or by any one or more of the ANS Entities, (ii) of which ANS or any one or more of the ANS Entities is a general partner or managing member or (iii) which ANS or any one or more of the ANS Entities otherwise controls.

     "ANS Excluded Assets" means the assets listed on Schedule 10.1, which are used in or related to the ANS Network Services Business, but which are not owned by ANS or an ANS Entity, are not required for the operation of the ANS Network Services Business and which shall not be transferred to ANS under the provisions of Section 2.1 (whether because they will be used by AOL or an AOL Entity in providing services to ANS hereunder or otherwise). Such term shall also include the assets referred to in clauses (x) and (y) of Section 2.1

     "ANS Financial Statements" has meaning set forth in Section 3.5

     "ANS Net Asset Consideration" has the meaning set forth in Section 1.6(a).

     "ANS Network Assets" shall mean all Assets which are principally used in or necessary for the ANS Network Services Business, including, without limitation, the Assets listed on Schedule 10.2, but excluding the ANS Excluded Assets.

     "ANS Network Services Business" means the direct or indirect provision by ANS and the ANS Entities, through resale or otherwise, of public Internet connectivity services and wide area data network and virtual private data network services, and related products and services, including, without limitation, Internet access, security products and services, web hosting and electronic commerce.

     "ANS Rights" has the meaning set forth in Section 3.13(a).

     "ANS Shares" has the meaning set forth in the Recitals hereto.

     "AOL" has the meaning set forth in the first paragraph of this Agreement.

     "AOL Entity" or "AOL Entities" means any corporation, limited liability company, partnership, limited partnership or other organization whether incorporated or unincorporated (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by AOL and/or by any one or more of the AOL Entities, (ii) of which AOL or any one or more of the AOL Entities is a general partner or managing member or (iii) which AOL or any one or more of the AOL Entities otherwise controls.

     "AOL Indemnified Parties" has the meaning set forth in Section 5.2(a).

     "AOL Material Breach" has the meaning set forth in Section 8.1(d).

     "AOL Unvested Stock Options" has the meaning set forth in Section 1.9(a).

     "Assets" means any and all assets and properties, tangible or intangible, including, without limitation, the following: (i) certificates of deposit, bankers' acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates, investment contracts, voting-trust certificates; (ii) software, trade secrets, confidential information, registered and unregistered patents and trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use any of the foregoing and other rights in, to and under any of the foregoing; (iii) rights under Contracts and permits; (iv) real estate and buildings and other improvements thereon and timber and mineral rights of every kind; (v) leasehold improvements, fixtures, trade fixtures, machinery, hardware, equipment (including modems, transmission facilities and transportation and office equipment), tools, dies and furniture; (vi) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (viii) prepayments or prepaid expenses; (ix) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (x) the right to receive mail and other communications;
(xi) lists of advertisers, records pertaining to advertisers and accounts, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and business records of every kind; (xii) advertising materials and other recorded, printed or written materials; (xiii) goodwill as a going concern and other intangible properties; (xiv) personnel records and employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xv) licenses and authorizations issued by any Governmental Entity.

     "Assignment and Assumption Agreement" has the meaning set forth in Section 1.3(b)(iii).

     "Arbiter" has the meaning set forth in Section 1.5(b).

     "Average Trading Price" means, in respect of any shares, the average of the daily closing prices of the shares of the same class, in its principal trading market as reported in The Wall Street Journal, Eastern Edition, or if
                              -----------------------
not reported thereby, The New York Times, for the twenty consecutive full
                      ------------------
trading days ending on the second full trading day immediately preceding the Closing Date.

     "Balance Sheet" has the meaning set forth in Section 3.5.

     "Bill of Sale" has the meaning set forth in Section 1.3(b)(ii).

     "Block" means H&R Block, Inc., a Missouri corporation.

     "Block Group" means H&R Block Group, Inc., a wholly-owned subsidiary of Block.

     "Budget" has the meaning set forth in Section 5.1(b).

     "Business Day" means a day other than a Saturday, Sunday or a day on which the banks in New York City are authorized or obligated by law or executive order to close.

     "Buyer's Allocation" has the meaning set forth in Section 6.1(b)(ii).

     "Buyer Group Member" has the meaning set forth in Section 6.3(d).

     "Calculating Party" has the meaning set forth in Section 6.1(c).

     "Cash Consideration" has the meaning set forth in Section 1.3(b)(i).

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "COLS Closing Date Balance Sheet" has the meaning set forth in Section 1.5(a).

     "Code" means the Internal Revenue Code of 1986, as amended (including any successor statute), and the rules and regulations promulgated thereunder.

     "Confidentiality Agreement" has the meaning set forth in Section 5.5.

     "Contract" means any written or oral contract, agreement, license, lease, indenture or evidence of indebtedness.

     "CompuServe" has the meaning set forth in the recitals hereto.

     "CompuServe Agreement" has the meaning set forth in the recitals hereto.

     "CompuServe Assets" means all of the Assets principally used in or necessary for the conduct of the CompuServe Online Services Business, or which will be required by AOL in its operation of the CompuServe Online Services Business, excluding the CompuServe Excluded Assets. In event of uncertainty as to whether any particular Asset constitutes part of the CompuServe Assets, determinations shall be made in a manner consistent with the allocations reflected in the Pro Forma Balance Sheet.

     "CompuServe Entity" or "CompuServe Entities" means any corporation, limited liability company, partnership, limited partnership or other organization whether incorporated or unincorporated (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by CompuServe and/or by any one or more of the CompuServe Entities, (ii) of which CompuServe or any one or more of the CompuServe Entities is the general partner or managing member or (iii) which CompuServe or any one or more of the CompuServe Entities otherwise controls.

     "CompuServe Excluded Assets" means assets related to the CompuServe Online Services Business which are, pursuant to the terms of this Agreement, not to be transferred to AOL or its designee(s) hereunder, including, without limitation, the Assets listed on Schedule 10.5.

     "CompuServe Liabilities" means all of the Liabilities arising out of, relating to or resulting from the ownership, use or possession of the CompuServe Assets or the operation of the CompuServe Online Services Business, whether arising prior to or after the Closing Date, including, without limitation, (a) those set forth on Schedule 10.4(a), (b) obligations to employees of the CompuServe Online Services Business, including severance and other benefits on terms no less favorable than the existing CompuServe severance and benefit plans (subject to the provisions of Section 1.7) and (c) legal and administrative proceedings relating to the CompuServe Online Services Business, but excluding Excluded Liabilities.

     "CompuServe Net Asset Consideration" has the meaning set forth in Section 1.5(a).

     "CompuServe-Ohio" has the meaning set forth in the recitals hereto.

     "CompuServe Online Services Business" means the U.S., European and other international online services businesses of CompuServe, as well as Sprynet.

     "Deemed Purchase Price" has the meaning set forth in Section 6.1(b)(ii).

     "Delayed Asset" has the meaning set forth in Section 1.4(a).

     "Delayed Liability" has the meaning set forth in Section 1.4(a).

     "Disputing Party" has the meaning set forth in Section 6.1(c).

     "Elections" has the meaning set forth in Section 6.1(a).

     "Effective Time" has the meaning set forth in Section 1.2.

     "Employment and Withholding Taxes" means all employment, payroll and withholding Taxes payable with respect to salaries, wages, commissions, other compensation or other payments actually or constructively made by ANS or any AOL Entity on or before the Closing Date, except to the extent such Taxes have been withheld on or prior to the Closing Date and are required to be paid to the appropriate taxing authority after the Closing Date.

     "Environmental Laws" means any federal, state or local, domestic or foreign statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Substances or relating to the protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Liabilities" shall mean all Liabilities arising out of, relating to or resulting from the ownership, use or possession of the CompuServe Assets or the operation of the CompuServe Online Business prior to the Closing Date, including but not limited to those Liabilities described on Schedule 10.6.

     "Excluded Transactions" has the meaning set forth in Section 6.2(a)(i).

     "Financial Statements" has the meaning set forth in Section 3.5.

     "GAAP" means United States generally accepted accounting principles and its foreign equivalents.

     "Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any legal requirement; or (b) right under any Contract with any Governmental Entity.

     "Government Contracts" has the meaning set forth in Section 3.8(e).

     "Governmental Entity" means any federal, state or local government or any court, administrative or regulatory agency or commission or other government authority or agency, domestic or foreign.

     "Hazardous Substances" means any hazardous substances as defined by 42 U.S.C. (S)9601(14), any pollutant or contaminant as defined by 42 U.S.C.
(S)9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws which the applicable party or any predecessor in interest has generated, transported or disposed of has been found at any property owned or operated by such party.

     "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder.

     "Including" means, when following any general statement, term or matter, "including but not limited to," "including, without limitation" or words of similar import and shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language is used with reference to the word "including" or similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     "Indemnified Party" or "Indemnified Parties" has the meaning set forth in
Section 5.2(c).

     "Indemnifying Party" has the meaning set forth in Section 5.2(c).

     "Indemnitee" has the meaning set forth in Section 5.2(d)(iii).

     "Indemnitor" has the meaning set forth in Section 5.2(d)(iii).

     "International Distribution Agreements" has the meaning set forth in
Section 3.8(c).

     "IRS" means the Internal Revenue Service of the United States of America.

     "Key Employee Agreements" has the meaning set forth in Section 5.17.

     "knowledge" means, with respect to AOL (or an AOL Entity) or WorldCom (or a WorldCom Entity), the actual knowledge of, or knowledge which could reasonably be obtained through reasonably diligent investigation or inquiry by, any director or executive officer of AOL or WorldCom, as the case may be, and, in the case of ANS or AOL, shall also include the actual knowledge of, or knowledge which could reasonably be obtained through reasonably diligent investigation or inquiry by, ANS's Chief Executive Officer or Chief Financial Officer.

     "Liabilities" means all claims, debts, liabilities, royalties, license fees, losses, costs, expenses, deficiencies, litigation proceedings, taxes, levies, imposts, duties, deficiencies, assessments, attorneys' fees, charges, allegations, demands, damages, judgments or obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

     "Liens or Other Encumbrances" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or other agreement or encumbrance or any other rights of third parties.

     "Losses and Expenses" means any and all damages, liabilities, obligations, losses, deficiencies, demands, claims, penalties, assessments, judgments, fees, actions, proceedings and suits of whatever kind and nature, and regardless of whether or not related to a Third-Party Claim, a direct claim or otherwise, and all costs and expenses related thereto (including reasonable attorney's fees and disbursements).

     "Material" means, (a) when used in connection with AOL, ANS or any ANS Entity, material with respect to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of ANS and the ANS Network Services Business, taken as a whole, (b) when used in connection with WorldCom, material with respect to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of WorldCom and the other WorldCom Entities, taken as a whole, and (c) when used in connection with CompuServe or any of the CompuServe Entities, material with respect to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the CompuServe Online Services Business, taken as a whole.

     "Material Adverse Change" means (a) when used in connection with any party hereto other than AOL, ANS or any AOL Entity, any change which is materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, of such party, and its related Entities, taken as a whole, (b) when used in connection with AOL, ANS or any AOL Entity, means any change which is, materially adverse to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of ANS and the ANS Network Services Business, taken as a whole, and (c) when used in connection with CompuServe or any of the CompuServe Entities, any change which is material with respect to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the CompuServe Online Services Business, taken as a whole. Any determination whether there has occurred a Material Adverse Change in respect of the CompuServe Online Services Business shall be made in the context of the declining trends which have occurred in such business prior to the date hereof, and which WorldCom and AOL have taken into account in entering into this Agreement and the transactions contemplated hereby. Without limiting the foregoing, for purposes of Section 1.11, a Material Adverse Change with respect to the CompuServe Online Services Business shall also mean that (a) there shall have occurred a net loss in the number of Total CSI plus Spry customers (as defined in the CompuServe Monthly Key Metrics Report) during the period between the date hereof and the Closing Date (the "Pre-Closing Period") which exceeds an average of 2,600 per day or (b) a decrease in the Revenue Per Customer per month (as defined in the CompuServe quarterly earnings announcement or quarterly report to shareholders) for the entire CompuServe Online Services Business for the Pre-Closing Period exceeding $2.00 or (c) a failure in the CompuServe Online Services Business host system resulting in a general inability to provide online services for a period of at least 24 consecutive hours.

     "Material Adverse Effect" means (a) when used in connection with any party hereto other than AOL, ANS or any AOL Entity, any effect that has a material adverse impact on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of such party, and its related Entities, taken as a whole, and (b) when used in connection with AOL, ANS or any AOL Entity, any effect that has a material adverse impact on the business, operations, properties, assets, liabilities or financial condition (financial or otherwise) of ANS and the ANS Network Services Business, taken as a whole and
(c) when used in connection with CompuServe or any of the CompuServe Entities, any effect that has a material adverse impact on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the CompuServe Online Services Business, taken as a whole.

     "Merger" has the meaning set forth in the recitals hereto.

     "Modified Aggregate Deemed Sales Price" has the meaning set forth in
Section 6.1(b)(ii).

     "NASDAQ" means the Nasdaq National Market.

     "Network Services Agreements" has the meaning set forth in Section 5.19.

     "Noncompetition and Nonsolicitation Agreement" has the meaning set forth in
Section 5.16.

     "Notice of Dispute" has the meaning set forth in Section 1.5(b).

     "Person" means and includes any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental or other entity.

     "Pro Forma Balance Sheet" means the pro-forma balance sheet of CompuServe-Ohio as of June 30, 1997, which appears as Schedule 10.3(b).

     "Purchase and Sale" has the meaning set forth in Section 1.1

     "Related Party" means, with respect to any party, any of such party's or its parent's or subsidiaries' directors, officers, 50% or greater shareholders, employees or, except with respect to such party's primary relationship with such other person or entity, a consultant or agent.

     "Schedule 5.13 Agreements" has the meaning set forth in Section 5.13.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Section 338 Forms" has the meaning set forth in Section 6.1(b)(i).

     "Seller Group" has the meaning set forth in Section 6.3(d).

     "Seller Consolidated and Combined Return" means any consolidated, affiliated, combined or unitary income or franchise Tax Return of AOL or ANS which includes ANS and/or any AOL Entity.

     "Selling Entities" has the meaning set forth in the first paragraph of this Agreement.

     "Seller Group" has the meaning set forth in Section 6.3(d).

     "Sprynet" has the meaning given in Section 1.5(a).

     "Tax" and "Taxes" means all taxes, charges, fees, levies, tariffs, duties or other similar assessments, including, (i) income, gross receipts, gains, surtax, severance, payroll, production, ad valorem or value added, surtax, premium, excise, real property, personal property, windfall profit, sales, use, transfer, duty, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States of America, any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government, and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest, dispute or refund thereto; whether or not imposed on a consolidated combined or unitary basis or as a result of transferee, joint or several liability.

     "Tax Claim" has the meaning set forth in Section 6.2(d)(i).

     "Tax Reform Act" means the Tax Reform Act of 1986.

     "Tax Return" means any report, return, statement or other information required to be supplied to a taxing authority in connection with Taxes.

     "Tax Settlement Auditor" has the meaning set forth in Section 6.1(c).

     "Tax Settlement Procedure" has the meaning set forth in Section 6.1(c).

     "Tax Statement" has the meaning set forth in Section 6.2(e)(iii).

     "1060 Forms" means forms or reports required to be filed pursuant to
Section 1060 of the Internal Revenue Code, the Treasury Regulations promulgated thereunder or any provisions of state, local and foreign law.

     "Third-Party Claim" has the meaning set forth in Section 5.2(d)(i).

     "WAC" has the meaning set forth in the recitals hereto.

     "WorldCom" has the meaning set forth in the first paragraph of this Agreement.

     "WorldCom (ANS) Stock Options" has the meaning given in Section 1.9(b).

     "WorldCom Competitive Proposal" has the meaning set forth in Section
5.10(d).

     "WorldCom Entity" or "WorldCom Entities" means any corporation, limited liability company, partnership, limited partnership or other organization whether incorporated or unincorporated (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by WorldCom and/or by any one or more of the WorldCom Entities, (ii) of which WorldCom or any one or more of the WorldCom Entities is the general partner or managing member or (iii) which WorldCom or any one or more of the WorldCom Entities otherwise controls.

     "WorldCom Indemnified Parties" has the meaning set forth in Section 5.2(a).

     "WorldCom Material Breach" has the meaning set forth in Section 8.1(e).

     "WorldCom Stock Options" has the meaning given in Section 1.9(a).

     IN WITNESS WHEREOF, AOL, ANS and WorldCom have caused this Agreement to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.


                                       AMERICA ONLINE, INC.


                                       By:
                                          ----------------------------------
                                                    Miles Gilburne
                                                Senior Vice President
                                                Corporate Development

                                       ANS COMMUNICATIONS, INC.


                                       By:
                                          ----------------------------------
                                                    Shiela A. Clark
                                                Deputy General Counsel

                                       WORLDCOM, INC.


                                       By:
                                          ----------------------------------
                                                    John W. Sidgmore
                                               Chief Operations Officer

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